UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

☒	Definitive Proxy Statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

WESTROCK COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 16, 2016

To our Stockholders:

You are invited to attend our annual meeting of stockholders at 9:00 a.m. local time, January 27, 2017, at the Westin Atlanta Perimeter North, 7 Concourse Parkway, Atlanta, Georgia 30328.

Enclosed you will find a meeting notice, a related proxy statement, a proxy or voting instruction card and our 2016 annual report to stockholders. Whether or not you are able to attend the annual meeting, we encourage you to read the materials and promptly vote your shares.

2016 represented WestRock Company’s first full fiscal year following the transformative merger of RockTenn and MeadWestvaco in 2015. During the year, we focused on three key areas to drive growth and generate value for our stockholders.

•	We pursued our differentiated strategy based on delivering winning solutions to our customers and realizing the benefits of our broad product offerings, capabilities and geographic footprint.

•	We executed our merger integration initiatives and realized significant synergy and performance improvements.

•	We maintained a balanced capital allocation program focused on investing in our business and returning capital to our stockholders.

We performed well in 2016. We generated $1.7 billion of net cash provided by operating activities, and captured $384 million of productivity improvements to achieve an annualized run rate of $500 million at September 30, 2016.

On the strength of our cash flow, we deployed $588 million to strategic opportunities that enhance our product portfolio, strengthen our presence in targeted markets and expand our global platform, all of which better position us for future growth. This included the acquisition of SP Fiber Holdings, Inc. in October 2015, the acquisition of Cenveo Inc.’s packaging business in January 2016 and the acquisition of a 25% interest in Gondi, S.A. De C.V., a joint venture that enabled the further expansion of our business in the attractive Mexican market, in April 2016.

In addition, we achieved several strategic priorities. We successfully completed the separation of our specialty chemicals business in May 2016. The separation has allowed us to better focus on our core businesses and markets, and has been well received by our stockholders, who have further benefited from significant appreciation in the shares since the spin-off. And in September 2016, we successfully transferred payment responsibility for retirement benefits owed to certain retirees and their beneficiaries to an insurer, thereby reducing our overall U.S. pension obligations by approximately 40%.

Finally, we returned $716 million to our stockholders through dividends and share repurchases.

In connection with the strategic combination of RockTenn and MeadWestvaco in July 2015, we assembled a talented and experienced group of directors who bring a wide range of relevant skills and expertise to our boardroom. A large part of our success can be attributed to our board of directors.

Our Nominating and Corporate Governance Committee recommended all directors for reelection at the annual meeting. G. Stephen Felker and Larry Gellerstedt have decided not to stand for reelection, citing the successful completion of our first full year and our strong prospects going forward, along with the size of the Board and their long tenures on the boards of RockTenn and WestRock. I thank Stephen and Larry for their years of outstanding service to the Board and their sound advice and counsel to the management of RockTenn and WestRock, as we have grown from a $1.3 billion revenue company in 1998 to a $14 billion revenue company in 2016. Rather than nominate successors, the Board will reduce the size of the Board from 14 to 12 directors immediately following their retirements from the Board.

We made good progress in 2016, and we are confident we will continue to deliver value for our stockholders as we leverage the unique opportunity created by our combined businesses.

Thank you for your continued support.

Very truly yours,

Steven C. Voorhees
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	9:00 a.m., local time, on Friday, January 27, 2017

PLACE:	Westin Atlanta Perimeter North
7 Concourse Parkway
Atlanta, Georgia 30328

ITEMS OF BUSINESS:	(1) To elect 12 directors

(2) To hold an advisory vote to approve executive compensation

(3) To hold an advisory vote on the frequency of advisory votes to approve executive compensation

(4) To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm

(5) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

WHO MAY VOTE:	You can vote if you were a holder of our common stock of record on December 2, 2016.

DATE THESE PROXY MATERIALS WERE FIRST MADE AVAILABLE ON THE INTERNET:	December 16, 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

MEETING INFORMATION

Time and Date	9:00 a.m., Eastern time, on Friday, January 27, 2017

Location	Westin Atlanta Perimeter North, 7 Concourse Parkway, Atlanta, Georgia 30328

Record Date	Friday, December 2, 2016

MEETING AGENDA

Proposals	Recommendation	Page

Election of Directors	FOR each nominee	4

Advisory Vote to Approve Executive Compensation	FOR	17

Advisory Vote on Frequency of Advisory Votes on Executive Compensation	FOR “1 Year”	18

Ratification of Appointment of Ernst & Young, LLC	FOR	44

DIRECTOR NOMINEES	All incumbent director nominees received at least 98% “FOR” votes at last year’s meeting

Name	Age	Director Since	Experience	Committee Memberships	Other Public Company Boards
Timothy J. Bernlohr*	57	2015	Managing Member, TJB Management Consulting, LLC	AC, CC	4
J. Powell Brown*	49	2015	President and Chief Executive Officer, Brown & Brown, Inc.	AC, FC	1
Michael E. Campbell*	69	2015	Former Chairman, President and Chief Executive Officer, Arch Chemicals, Inc.	NCG, FC	0
Terrell K. Crews*	61	2015	Former Executive Vice President, Chief Financial Officer, Monsanto Corporation	AC, FC	2
Russell M. Currey*	55	2015	President, Boxwood Capital, LLC	AC, FC	0
John A. Luke	68	2015	Non-Executive Chairman, WestRock Company; Former Chairman and Chief Executive Officer, MeadWestvaco Corporation	EC**	2
Gracia C. Martore*	65	2015	President and Chief Executive Officer, TEGNA, Inc.	EC, AC**, CC	1
James E. Nevels*§	64	2015	Chairman, The Swarthmore Group	AC, FC	2
Timothy H. Powers*	68	2015	Former Chairman, Hubbell, Inc.	AC, CC	1
Steven C. Voorhees	62	2015	Chief Executive Officer, WestRock Company	EC	0

Bettina M. Whyte*	67	2015	President/Owner, Bettina Whyte Consultants, LLC	EC, CC, NCG**	0
Alan D. Wilson*	59	2015	Chairman and Former Chief Executive Officer, McCormick & Company, Inc.	NCG, FC**	2

* Denotes Independent Director; ** Denotes Committee Chairman; § Denotes Lead Independent Director

AC = Audit Committee; CC = Compensation Committee; EC = Executive Committee; FC = Finance Committee; NCG = Nominating and Corporate Governance Committee

GOVERNANCE HIGHLIGHTS

We believe good corporate governance promotes long-term value for our stockholders. The “Board and Governance Matters” section beginning on page 4 describes our corporate governance framework that supports independent oversight and accountability.

Independent Oversight	Accountability

• 10 of 12 director nominees are independent	• Annual election of all directors

• Newly appointed Lead Independent Director role	• Majority voting in uncontested elections

• All independent key committees	• Annual Board and committee evaluations

• Regular executive sessions of independent directors	• Annual advisory vote on executive compensation

• Mandatory retirement age	• Stock ownership guidelines

• Over-boarding policy

As noted above, we recently enhanced our corporate governance framework by creating a standing lead independent director role, instead of the rotating position we previously used. The Board appointed current board member James E. Nevels to this newly-created role in September 2016. See page 11 for more information about the role of lead independent director. The Board also recently strengthened our over-boarding policy by reducing the number of other public company boards on which a director may serve from five to four.

PERFORMANCE HIGHLIGHTS AND KEY ACCOMPLISHMENTS

On July 1, 2015, Rock-Tenn Company and MeadWestvaco Corporation completed a strategic combination of their businesses (the “Combination”) resulting in the creation of WestRock Company. In fiscal 2016, we focused on three key areas to drive growth and generate value for our stockholders.

•	We pursued our differentiated strategy based on delivering winning solutions to our customers and realizing the benefits of our broad product offerings, capabilities and geographic footprint.

•	We executed our merger integration initiatives and realized significant synergy and performance improvements.

•	We maintained a balanced capital allocation program focused on investing in our business and returning capital to our stockholders.

Our fiscal 2016 performance highlights include:

$384 Million Of Synergies and Performance Improvements Realized During Fiscal 2016	$716 Million Returned to Stockholders Through Dividends and Share Repurchases	$1.7 Billion Of Net Cash Provided by Operating Activities

Our fiscal 2016 key accomplishments include:

Completed Separation of Ingevity	Deployed $588 Million to Strategic Opportunities	Transferred $2.5 Billion in U.S. Pension Obligations
We successfully completed the separation of our specialty chemicals business. The separation has been well received by our stockholders, and has allowed us to better focus on our core businesses and markets.

•    We acquired SP Fiber Holdings, Inc., adding a world-class mill and enabling portfolio optimization opportunities.

•    We acquired Cenveo,Inc.’s packaging business, enabling our downstream integration.

•    We acquired a 25% interest in Gondi, S.A. De C.V., a joint venture, enabling the further expansion of our business into Mexico.

We successfully transferred payment responsibility for retirement benefits owed to certain retirees and their beneficiaries to an insurer, thereby reducing our overall U.S. pension obligations by approximately 40%.

BOARD AND GOVERNANCE MATTERS

ITEM 1. ELECTION OF DIRECTORS

What am I voting on? Stockholders are being asked to elect each of the 12 director nominees named in this Proxy Statement to hold office until the annual meeting of stockholders in 2018 and until his or her successor is elected and qualified.

Voting Recommendation: FOR the election of each of the 12 director nominees.

Vote Required: A director will be elected if the number of shares voted FOR that director exceeds the number of votes AGAINST that director.

GOVERNANCE FRAMEWORK

All of our corporate powers are exercised by or under the authority of the Board, and our business and affairs are managed under the direction of the Board, subject to limitations and other requirements in our charter documents or in applicable statutes, rules and regulations, including those of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).

Our governance framework supports independent oversight and accountability.

Independent Oversight	Accountability

• 10 of 12 director nominees are independent	• Annual election of all directors

• Newly appointed Lead Independent Director role	• Majority voting in uncontested elections

• All independent key committees	• Annual Board and committee evaluations

• Regular executive sessions of independent directors	• Annual advisory vote on executive compensation

• Mandatory retirement age	• Stock ownership guidelines

• Over-boarding policy

Our governance framework is based on the key governance documents listed below, each of which is reviewed by the Board at least annually:

•	Second Amended and Restated Bylaws (the “Bylaws”)

•	Amended and Restated Certificate of Incorporation

•	Corporate Governance Guidelines (the “Guidelines”)

•	Charters of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee (the “Governance Committee”)

•	Code of Conduct

•	Code of Business Conduct and Ethics for Directors

•	Code of Ethical Conduct for CEO and Senior Financial Officers.

Copies of these documents are available on our website, www.westrock.com, or upon written request sent to our Corporate Secretary. The information on our website is not part of this Proxy Statement.

BOARD COMPOSITION

The Board consists of 14 directors, eight of whom previously served on the Rock-Tenn Company board of directors and six of whom previously served on the MeadWestvaco Corporation board of directors; however, it is expected that Messrs. Felker and Gellerstedt will retire from the Board effective at the annual meeting of stockholders scheduled for January 27, 2017. Rather than nominate successors, the Board will reduce the size of the Board from 14 to 12 directors immediately following their retirements. Directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified.

Director Independence

Under the Guidelines and the corporate governance listing standards of the NYSE (the “NYSE Standards”), the Board must consist of a majority of independent directors. The Board annually reviews director independence under standards set forth in the Guidelines. A director is “independent” under the Guidelines only if he or she satisfies all of the standards for independence regarding directors set forth in (i) the NYSE Standards and other applicable NYSE rules, (ii) final rules and regulations adopted by the SEC and (iii) all other applicable law.

The Board has affirmatively determined that all director nominees, other than Messrs. Luke and Voorhees, are independent. Mr. Luke is not independent because he was an employee of MeadWestvaco immediately prior to the effective date of the Combination. Mr. Voorhees is not independent because he is an employee of WestRock.

In the normal course of business, we purchase products and services from many suppliers and we sell products and services to many customers. In some cases, these transactions occur with companies with which Board members have relationships as directors or executive officers. Board members also have relationships as directors or executive officers with companies that hold or held our securities. The Board determined these, and similar, relationships were not material (individually or collectively) for purposes of its affirmative determinations of director independence.

Director Nomination Process

The Governance Committee is responsible for evaluating and recommending candidates for the Board. After completing its evaluation of candidates, the Governance Committee presents its recommendations to the Board for consideration and approval.

Candidates recommended to Governance Committee	▶	Governance Committee considers candidates’ qualifications	▶	Governance Committee recommends candidates to Board	▶	Board determines nominees for election

The Governance Committee periodically assesses the Board to ensure that it has the right mix of experience, qualifications and skills. The Governance Committee also periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If no vacancies are anticipated, the Governance Committee considers the qualifications of incumbent directors. If vacancies arise or are anticipated, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current directors, professional search firms and advisors or other persons, including our stockholders – nominations for director candidates are closed for the Annual Meeting. To recommend a candidate for next year’s annual meeting of stockholders, a stockholder must deliver or mail its nomination submission to WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. Nominations must be received by October 29, 2017 and must include the information specified in our Bylaws.

The Governance Committee evaluates potential candidates against the standards and qualifications set forth in the Guidelines, as well as other relevant factors it deems appropriate. Listed below are the skills and experience that we consider important for our director nominees in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills.

Global Business Experience Experience working outside the United States and/or with global companies to help oversee the management of our global operations.	Mergers & Acquisitions Experience Experience working on M&A transactions to provide insight into developing and implementing strategies for growing our businesses.

Financial Experience Experience with finance, accounting and/or financial reporting to help drive our operating and financial performance.	Public Company CEO Experience Experience as a public company CEO to help us drive business strategy, growth and performance.

Public Company Board Experience

Experience working with publicly-traded companies and corporate governance issues to help us oversee an ever-changing mix of strategic, operational and compliance-related matters.

Capital Allocation Experience Experience with capital allocation decision-making to help us allocate capital efficiently.

Paper and Packaging Experience Experience in the paper and packaging industry to help us deepen our understanding of the markets within which we compete.	Manufacturing Experience Experience with manufacturing operations to help us drive operating performance.

In addition, each potential candidate must:

•	Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of the Company).

•	Be committed to discharging directors’ duties in accordance with the Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out the director’s duties effectively and be committed to serving on the Board.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees, and to otherwise fulfill the director’s duties.

The Board does not have a specific diversity policy. The Board strives to select candidates for Board membership who represent a mix of diverse experience, background and thought at policy-making levels that are relevant to our activities, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions.

Board Refreshment

The Governance Committee regularly considers the long-term composition of the Board and how its members change over time.

The Board has established a retirement age for directors. Directors must retire when they reach age 72, provided a director may continue to serve until the next annual or special meeting of stockholders at which the director is to be elected after he or she reaches age 72 and, on an exceptional basis, the Board may extend a director’s term for a limited period of time.

The Board has not established term limits because it believes that, on balance, term limits would sacrifice the contribution of directors who have been able to develop over a period of time increasing insight into us and our operations. However, the Governance Committee evaluates the qualifications and performance of each incumbent director before recommending his or her nomination for an additional term. In addition, a director who has a significant change in his or her full time job responsibilities must submit a letter of resignation resigning from the Board and each committee on which he or she serves. The submission of a letter of resignation provides an opportunity for the Board to review the continued appropriateness of the director’s membership on the Board and each applicable committee under the circumstances.

Majority Voting Standard in Uncontested Elections

Our directors are elected by a majority of the votes cast for them in uncontested elections. If a director does not receive a greater number of “for” votes than “against” votes, then the director must tender his or her resignation to the Board. The Board then determines whether to accept the resignation. Our directors are elected by a plurality vote standard in contested elections.

Over-Boarding Policy

Our directors may not serve on more than four other public company boards. A director who serves as a (i) CEO must limit his or her other public company directorships to two and (ii) an officer (other than CEO) at another public company must limit his or her other public company directorships to four. None of our director nominees serves on more than two other public company boards, other than Mr. Bernlohr, who serves on four other public company boards; however, this number is expected to drop to three in 2017. A company (Chemtura Corporation) on whose board Mr. Bernlohr serves is expected to be purchased in 2017 and Mr. Bernlohr will not serve on the successor company board, nor does he intend to stand for reelection to the Chemtura board in 2017.

2016 Governance Enhancement The Board recently reduced the number of other public company boards on which a director may serve from five to four.

Director Nominees

After many years of distinguished service, it is expected that Messrs. Felker and Gellerstedt will retire from the Board effective at the annual meeting of stockholders scheduled for January 27, 2017. We would like to take this opportunity to thank them both for many years of service to the Board. Rather than nominate successors, the Board will reduce the size of the Board from 14 to 12 directors immediately following their resignations.

After evaluating each director and the composition of the Board, the Governance Committee recommended all of the current directors for election. Messrs. Felker and Gellerstedt subsequently notified us of their decisions not to stand for reelection, and the Governance Committee then recommended for election the 12 director nominees listed below. If elected, each of the 12 nominees will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted as recommended by the Board to elect substitute nominees recommended by the Board or allow the vacancy created to remain open until filled by the Board, or the Board may determine not to elect substitute nominees and may instead determine to reduce the size of the Board.

Information about the nominees, including information concerning their qualifications for office, is set forth below.

TIMOTHY J. BERNLOHR Age: 57 Director Since: 2015 Independent Committees: • Audit • Compensation

Background:

Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (“Smurfit-Stone”) from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of the Company. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation and a provider of interim executive management and strategic planning services. From 1997 to 2005, he served in various executive capacities, including as president and CEO, at RBX Industries, Inc. Prior to joining RBX Industries, Mr. Bernlohr spent 16 years in various management positions with Armstrong World Industries, Inc.

Key Qualifications and Skills:

Mr. Bernlohr’s experience as a strategic consultant, a director of various publicly traded companies and as the CEO of an international manufacturing company provides him with broad corporate strategy and general business knowledge.

	Other public company boards (4): • Chemtura Corporation • Atlas Air Worldwide Holdings, Inc. • Overseas Shipholding Group, Inc. • International Seaways	Other public company boards within five years: • RockTenn • Cash Store Financial Services Inc. • Aventine Renewable Energy Holdings, Inc. • Ambassadors International, Inc.

J. POWELL BROWN Age: 49 Director Since: 2015 Independent Board Committees: • Audit • Finance

Background:

Mr. Brown served as a director of RockTenn from 2010 until the effective date of the Combination when he became a director of the Company. He has served as president of Brown & Brown, Inc. since 2007 and as CEO since 2009. Mr. Brown previously served as a regional executive vice president of the company. From 2006 to 2009, he served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and subsidiary of SunTrust Banks, Inc.

Key Qualifications and Skills:

Mr. Brown’s experience as a CEO of a publicly traded insurance services company provides him with broad experience and knowledge of risk management and loss minimization and mitigation, as well as perspective on leadership of publicly traded companies.

	Other public company boards (1): • Brown & Brown, Inc.	Other public company boards within five years: • RockTenn
MICHAEL E. CAMPBELL Age: 69 Director Since: 2015 Independent Board Committees: • Governance • Finance

Background:

Mr. Campbell served as a director of MeadWestvaco from 2001 and its lead independent director from 2007, in each case, until the effective date of the Combination when he became a director of the Company. He served as chairman, president and CEO of Arch Chemicals, Inc. from 1999 to 2011. Mr. Campbell previously served as an executive vice president of Olin Corporation. He was elected chair of the Board of the American Chemistry Council and, subsequently, chair of the Board of the National Association of Manufacturing. President George W. Bush appointed Mr. Campbell to the Advisory Council for Trade Policy and Negotiations, and he was reappointed to the Council by President Barack Obama.

Key Qualifications and Skills:

Mr. Campbell’s background, experience and judgment as a CEO of a publicly traded manufacturing company provide him with leadership, business and governance skills, and experience with mergers and acquisitions, as well as public policy issues.

	Other public company boards (0): • None	Other public company boards within five years: • MeadWestvaco

TERRELL K. CREWS Age: 61 Director Since: 2015 Independent Board Committees: • Audit • Finance

Background:

Mr. Crews served as a director of Smurfit-Stone from 2010 until it was acquired by RockTenn in 2011, and he served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of the Company. Mr. Crews served as executive vice president and CFO of Monsanto Company from 2000 to 2009, and as the CEO of Monsanto’s vegetable business from 2008 to 2009.

Key Qualifications and Skills:

Mr. Crews’ experience as a CFO and executive of a publicly traded company and as a director of several public companies provides him with broad business knowledge and in-depth experience in complex financial matters.

	Other public company boards (2): • Hormel Foods Corporation • Archer Daniels Midland Company	Other public company boards within five years: • RockTenn
RUSSELL M. CURREY Age: 55 Director Since: 2015 Independent Board Committees: • Audit • Finance

Background:

Mr. Currey served as a director of RockTenn from 2003 until the effective date of the Combination when he became a director of the Company. He has served as the president of Boxwood Capital, LLC, a private investment company, since 2013. Mr. Currey worked for RockTenn from 1983 to 2008, and served as executive vice president and general manager of its corrugated packaging division from 2003 to 2008.

Key Qualifications and Skills:

Mr. Currey’s experience with us in a number of leadership roles over a period of 32 years provides him with substantial knowledge of our business, employees and customers.

	Other public company boards (0): • None	Other public company boards within five years: • RockTenn
JOHN A. LUKE Age: 68 Director Since: 2015 Non-Executive Chairman Board Committees: • Audit • Compensation

Background:

Mr. Luke served as chairman and CEO of MeadWestvaco from 2002 until the effective date of the Combination when he became a director and the non-executive chairman of the Company. He spent 36 years with MeadWestvaco and its predecessor company, Westvaco Corporation, serving in a variety of positions. From 1996 to 2002, Mr. Luke served as chairman, president and CEO of Westvaco. He has served as a director of FM Global, a mutual insurance company, since 1999.

Key Qualifications and Skills:

Mr. Luke’s background, experience and judgment, and his unique knowledge and understanding of MeadWestvaco’s operations, provide him with valuable leadership, business and governance skills.

	Other public company boards (2): • The Bank of New York Mellon Corporation • Timken Company	Other public company boards within five years: • MeadWestvaco

GRACIA C. MARTORE Age: 65 Director Since: 2015 Independent Board Committees: • Executive • Audit • Compensation

Background:

Ms. Martore served as a director of MeadWestvaco from 2012 until the effective date of the Combination when she became a director of the Company. She has served as the president and CEO and as a director of TEGNA Inc. (formerly Gannett Co., Inc.) since 2011, and she served as president and COO of Gannett from 2010 to 2011. Ms. Martore also served as Gannett’s executive vice president and CFO from 2006 to 2010, its senior vice president and CFO from 2003 to 2006 and in various other executive capacities beginning in 1985. She has served as a director of FM Global since 2005, as a director of The Associated Press since 2013 and as a Trustee of Wellesley College since 2016.

	Key Qualifications and Skills: Ms. Martore’s background, experience and judgment as CEO and CFO of a publicly traded company provide her with leadership, business, financial and governance skills.	Other public company boards (1): • TEGNA Inc.	Other public company boards within five years: • MeadWestvaco
JAMES E. NEVELS Age: 64 Director Since: 2015 Lead Independent Director Board Committees: • Audit • Finance

Background:

Mr. Nevels served as a director of MeadWestvaco from 2014 until the effective date of the Combination when he became a director of the Company. He has served as chairman of The Swarthmore Group, an investment advisory firm, since 1991. Mr. Nevels has served as a director of The Hershey Trust Company since 2007 and as the lead independent director of The Hershey Company since 2015, and he served as chairman of the company from 2009 to 2015. He also served as a director of the Federal Reserve Bank of Philadelphia from 2010 to 2015 (and as its chairman from 2014 to 2015) and of MMG Insurance Company, a provider of insurance services.

Key Qualifications and Skills:

Mr. Nevels’ background and experience as an investment advisor and board member, chairman and lead independent director of public companies provide him with financial expertise and broad knowledge and perspective on the governance and leadership of publicly traded companies.

		Other public company boards (2): • The Hershey Company • First Data Corporation	Other public company boards within five years: • MeadWestvaco
TIMOTHY H. POWERS Age: 68 Director Since: 2015 Independent Board Committees: • Audit • Compensation

Background:

Mr. Powers served as a director of MeadWestvaco from 2006 until the effective date of the Combination when he became a director of the Company. He served as chairman of Hubbell Incorporated from 2012 to 2014, as executive chairman, president and CEO from 2004 to 2012, as president and CEO from 2001 to 2004 and as senior vice president and CFO from 1998 to 2001. Mr. Powers is a former director of the National Electrical Manufacturers Association.

Key Qualifications and Skills:

Mr. Powers’ background, experience and judgment as a CEO and CFO of a publicly traded manufacturing company provide him with financial expertise and broad leadership, management and governance skills.

		Other public company boards (1): • ITT Corporation	Other public company boards within five years: • MeadWestvaco • Hubbell Incorporated

STEVEN C. VOORHEES Age: 62 Director Since: 2015 President and CEO Board Committees: None

Background:

Mr. Voorhees served as a director of RockTenn from 2013 until the effective date of the Combination when he became a director of the Company. He served as RockTenn’s CEO from 2013 until the effective date of the Combination when he became our CEO and president. Mr. Voorhees served as RockTenn’s executive vice president and CFO from 2000 to 2013, chief administrative officer from 2008 to 2013 and president and COO in 2013.

Key Qualifications and Skills:

Mr. Voorhees’ experience with RockTenn and his service as our president and CEO provide him with extensive knowledge of our operations, history and culture. The Board also believes Mr. Voorhees’ presence on the Board helps provide a unified focus for management to execute our strategy and business plans.

	Other public company boards (0): • None	Other public company boards within five years: • RockTenn
BETTINA M. WHYTE Age: 67 Director Since: 2015 Independent Board Committees: • Executive • Compensation • Governance

Background:

Ms. Whyte served as a director of RockTenn from 2007 until the effective date of the Combination when she became a director of the Company. She has been the president and owner of Bettina Whyte Consultants, LLC since 2015. Ms. Whyte served as a managing director and senior advisor at Alvarez and Marsal Holdings, LLC, a world-wide business consulting firm, from 2011 to 2015. She served as chairman of the advisory board of Bridge Associates, LLC, a turnaround, crisis and interim management firm, from 2007 to 2010, as managing director and head of the Special Situations Group of MBIA Insurance Corporation, a provider of credit enhancement services and a provider of fixed-income asset management services, from 2006 to 2007, and as managing director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from 1997 to 2006. Ms. Whyte has served as a director Amerisure Insurance since 2002, and she serves as Vice Chairman of the board of trustees of the National Museum of Wildlife Art of the United States.

Key Qualifications and Skills:

Ms. Whyte’s roles in the financial and operational restructuring of complex international and domestic businesses, her service as an executive of numerous troubled multinational public and private companies and her past service as a director of several public companies provide her with broad experience with financial and operational issues, as well as with governance issues.

	Other public company boards (0): • None	Other public company boards within five years: • RockTenn • Annie’s Inc. • AGL Resources Inc
ALAN D. WILSON Age: 59 Director Since: 2015 Independent Board Committees: • Governance • Finance

Background:

Mr. Wilson served as a director of MeadWestvaco from 2011 until the effective date of the Combination when he became a director of the Company. He has served as chairman of the board of McCormick & Company, Inc. since 2009 and he served as its CEO from 2008 to 2016. Mr. Wilson joined McCormick in 1993 and has served in a variety of other positions, including as president from 2007 to 2015, president of North American Consumer Products from 2005 to 2006, president of the U.S. Consumer Foods Group from 2003 to 2005 and vice president — sales and marketing for the U.S. Consumer Foods Group from 2001 to 2003.

Key Qualifications and Skills:

Mr. Wilson’s background, experience and judgment as CEO of a publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills.

	Other public company boards (2): • McCormick & Company, Inc. • T. Rowe Price Group, Inc.	Other public company boards within five years: • MeadWestvaco

BOARD OPERATIONS

Board Leadership Structure

The Bylaws separate the roles of CEO and non-executive chairman of the Board. Mr. Voorhees serves as our CEO and President. In this role, he has general supervision of our business and affairs and he is recognized as our leader to business partners, employees, stockholders and other parties. Mr. Luke serves as our non-executive chairman. In this role, he provides oversight, direction and leadership to the Board and facilitates communication among directors and the regular flow of information between management and directors. In addition, the non-executive chairman:

•	serves as the chair of the Executive Committee

•	presides at Board and stockholder meetings and

•	provides input to the Compensation Committee and Governance Committee, as appropriate, with respect to the CEO performance evaluation process, the annual Board performance self-evaluation process and Board succession planning.

Lead Independent Director

The lead independent director is selected from among the directors and serves a one-year term, provided no director may serve more than two consecutive terms, unless the Board determines otherwise. The lead independent director:

•  presides at all meetings of the Board at which the non-executive chairman is not present, including executive sessions of the independent directors

•  may call meetings of the independent directors

•  serves as a liaison between the non-executive chairman and the independent directors and

•  if requested by a major stockholder, ensures he or she is available for consultation and direct communication.

2016 Governance Enhancement The Board created a standing lead independent director role, and appointed James Nevels as lead independent director in September 2016.

Stockholder Engagement

We conduct consistent stockholder outreach throughout the year to ensure management and the Board understand and consider the issues that matter most to our stockholders. For example, we provide regular updates regarding our performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, site visits, earnings calls and educational investor and analyst conversations. In fiscal 2016, we engaged a third party to conduct interviews of several large current and prospective stockholders, and sell-side research analysts in order to better understand the perceptions of WestRock among the investor community. We plan to use the insights derived from these interviews to tailor our outreach efforts in fiscal 2017 and beyond to ensure we continue to provide meaningful information to the investor community. See “–Communicating with the Board.”

Board Committees

The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the Board. The Board has determined that all of the members of each committee (other than the Executive Committee) are “independent” within the meaning of the SEC’s regulations, the NYSE Standards and the Guidelines. The purpose and principle responsibilities of each committee are summarized below and set forth in more detail in each committee’s (other than the Executive Committee) written charter, which can be found on our website.

AUDIT COMMITTEE

Members:

Gracia C. Martore (Chair)

Timothy J. Bernlohr

J. Powell Brown

Terrell K. Crews

Russell M. Currey

James E. Nevels

Timothy H. Powers

Meetings in Fiscal 2016: 8

Attendance Rate: 98%

* All members are “financially literate” within the meaning of the NYSE Standards. Each of Ms. Martore and Messrs. Bernlohr, Crews, Nevels and Powers is an “audit committee financial expert” within the meaning of SEC regulations.

Purpose:
•	Assists the Board in fulfilling its responsibilities with respect to oversight of:
	-	the integrity of our financial statements
	-	our system of internal control over financial reporting
	-	the performance of our internal audit function
	-	our system of compliance with legal and regulatory requirements.
•	Oversees the independence, qualifications and performance of our independent auditor.
Principal Responsibilities:
•	Directly appoints, compensates, retains and oversees the work of our independent auditor.
•	Discusses with management policies with respect to risk assessment and risk management.

COMPENSATION COMMITTEE	Purpose:

Members:

L.L. Gellerstedt III (Chair)

Timothy J. Bernlohr

Gracia C. Martore

Timothy H. Powers

Bettina M. Whyte

Meetings in Fiscal 2016: 3

Attendance Rate: 100%

* All members meet the independence requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Tax Code”) and the Guidelines.

•      Assists the Board in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors and oversight of matters relating to our equity compensation and employee benefits plans.

Principal Responsibilities:
• Sets the overall compensation strategy and compensation policies for our executives and non-employee directors.
• Approves corporate goals/objectives relating to CEO compensation, evaluates our CEO’s performance and determines/approves our CEO’s compensation level.
• Makes recommendations for compensating our non-employee directors.
• Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage inappropriate risk taking.
• Directly appoints, terminates, compensates and oversees the work of its advisors.
EXECUTIVE COMMITTEE Members: John A. Luke (Chair) L.L. Gellerstedt III Gracia C. Martore Steven C. Voorhees Bettina M. Whyte Meetings in 2016: 0

Principal Responsibilities:

Exercises the authority of the Board in managing our business and affairs; however, it does not have the power to (i) approve, adopt or recommend to our stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders or (ii) adopt, amend or repeal our bylaws.

FINANCE COMMITTEE

Members:

Alan D. Wilson (Chair)

J. Powell Brown

Michael E. Campbell

Terrell K. Crews

Russell M. Currey

G. Stephen Felker

James E. Nevels

Meetings in Fiscal 2016: 3

Attendance Rate: 100%

Purpose

•      Assists the Board in fulfilling its responsibilities with respect to overseeing our financial management and resources.

Principal Responsibilities:

•      Reviews and recommends capital budgets to the Board for approval.

•      Reviews management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity.

•      Reviews financing and liquidity initiatives proposed by management.

GOVERNANCE COMMITTEE

Members:

Bettina M. Whyte (Chair)

Michael E. Campbell

G. Stephen Felker

L.L. Gellerstedt III

Alan D. Wilson

Meetings in Fiscal 2016: 3

Attendance Rate: 100%

* All members meet the independence requirements of the NYSE and the Guidelines.

Purpose
•	Assists the Board in fulfilling its corporate governance responsibilities, including with respect to:
	-	identifying and recommending qualified candidates for the Board and its committees
	-	overseeing the evaluation of the effectiveness of the Board and its committees
	-	reviewing matters on corporate governance, including trends and current practices
	-	developing and recommending the Guidelines and other governance policies and procedures.
Principal Responsibilities:
•	Evaluates and recommends Board candidates.
•	Evaluates and recommends changes to the size, composition and structure of the Board and its committees.
•	Oversees annual self-evaluation process.

Meeting Attendance

In fiscal 2016, the Board held eight meetings and committees of the Board held a total of 17 meetings. Overall attendance at these meetings was approximately 99%, and each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal 2016. All of our current directors attended the annual meeting of stockholders held on February 2, 2016.

Meetings of Non-Management Directors and Independent Directors

Our non-management directors meet separately from the other directors in regularly scheduled executive sessions in connection with each Board meeting. These meetings are conducted without the presence of management directors or executive officers, unless the non-management directors request the attendance of one or more members of management. At least once a year, and at such other times as may be scheduled by the non-executive chairman or the lead independent director, the independent directors meet separately from the other directors in executive session.

Evaluations

The Board and each committee (other than the Executive Committee) conducts an annual self-evaluation. The Governance Committee oversees the process and the implementation of the annual self-evaluations.

All directors complete detailed confidential questionnaires to provide feedback on the effectiveness of the Board, the committees and the contributions of individual directors. The results of the questionnaires are compiled anonymously by the Secretary in the form of summaries for the Board and each committee. The feedback is reviewed and discussed by the Governance Committee (as it relates to both the Board and all committees) and each other committee (as it relates to such committee).

In light of the opportunities and challenges presented by the Combination, the Board augmented its self-evaluation process in fiscal 2016 to include one-on-one, in-person discussions between the non-executive chairman and each director. These discussions focused on Board effectiveness. In particular, the non-executive chairman solicited feedback from each director as to what attributes make for a highly effective board based on their experiences with RockTenn, MeadWestvaco and other companies. Our non-executive chairman discussed the responses with the Chairman of the Governance Committee and with the Board.	2016 Governance Enhancement Our non-executive chairman conducted one-on-one, in-person discussions with each director focused on Board effectiveness.

In addition to annual self-evaluations, the Board and each committee assess the overall effectiveness of each regular Board and most committee meetings during the executive session related to those meetings. We believe these assessments allow us to continually improve the effectiveness of our Board and committee meetings throughout the year.

Director Orientation and Continuing Education

Each new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, strategies and policies.

Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our facilities and other sources. Many of our directors also attend programs focused on topics that are relevant to their duties as a director. We have an informal policy of reimbursing our directors for the cost of one third-party continuing education program every other year; however, our directors may be reimbursed for the costs of additional programs with the approval of the Chairman of the Governance Committee.

In fiscal 2016, the Board visited our merchandising displays operations and a box plant located in Winston-Salem, North Carolina, our newly-acquired kraft paper and containerboard mill located in Dublin, Georgia and our SBS mill located in Covington, Virginia, in each case in connection with meetings held in those locations, and six of our directors visited our operations in Brazil. Also in fiscal 2016, we arranged for third parties to deliver presentations to the Board concerning stockholder relations and the Foreign Corrupt Practices Act and related statutes, among other topics.

Risk Oversight

The Board provides oversight of our risk management process. The Board executes its risk oversight function both as a whole and through delegation to its key committees, each of which meets regularly and reports back to the Board. Each key committee’s risk oversight responsibilities are summarized below.

While the Board and its committees oversee risk management, management is charged with managing enterprise risk. The Board recognizes that it is neither possible nor desirable to eliminate all risk. Rather, the Board views appropriate risk taking as essential to our long-term success and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of our risk management and mitigation resources.

We have a robust internal control environment that facilitates the identification and management of risks and regular communications with the Board. The Board and its committees receive regular reports from members of senior management on areas of material risk to us, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed. Our general counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to our outside counsel when it deems it advisable. Each committee also has the authority to engage independent counsel at our expense as it deems necessary to carry out its duties and responsibilities.

AUDIT COMMITTEE		COMPENSATION COMMITTEE
•

Oversees risks related to

 -     financial statements

 -     financial reporting and disclosure processes

 -     financial and other internal controls

 -     accounting

 -     legal/compliance matters

 -     information technology

 -     cyber security.

•      Oversees risk management related to our compensation philosophy and programs.

•      Reviews our incentive compensation arrangements to confirm incentive pay does not encourage inappropriate risk taking.

FINANCE COMMITTEE

•      Oversees risk management related to our annual capital budget plans and our capital structure.

GOVERNANCE COMMITTEE

•      Oversees risk management related to governance policies and procedures, and board organization and membership.

•	Oversees the internal audit function.
•	Meets separately on a regular basis with representatives of our independent auditing firm and the head of our internal audit department.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for establishing or recommending to the Board the compensation of non-employee directors. Directors who also serve as employees do not receive payment for service as directors.

Compensation for non-employee directors in fiscal 2016 was comprised of the following components:

Component	Compensation ($)
Annual cash retainer	115,000
Annual stock award	130,000
Non-Executive Chairman fee	40,000
Committee chair annual fees
Audit Committee	20,000
Compensation Committee	18,500
Finance Committee; Governance Committee	15,000

The Compensation Committee has determined to pay our lead independent director, who was appointed in September 2016, a fee of $20,000 for fiscal 2017.

We paid the following compensation to our non-employee directors for fiscal 2016.

Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Timothy J. Bernlohr	115,000	186,056	388	301,444
J. Powell Brown	115,000	186,056	388	301,444
Michael E. Campbell	115,000	186,056	388	301,444
Terrell K. Crews	115,000	186,056	388	301,444
Russell M. Currey	115,000	186,056	388	301,444
G. Stephen Felker	115,000	186,056	388	301,444
L.L. Gellerstedt III	133,500	186,056	388	319,944
John A. Luke, Jr.	155,000	186,056	388	341,444
Gracia C. Martore	135,000	186,056	388	321,444
James E. Nevels	115,000	186,056	388	301,444
Timothy H. Powers	115,000	186,056	388	301,444
Bettina M. Whyte	130,000	186,056	388	316,444
Alan D. Wilson	130,000	186,056	388	316,444

Messrs. Felker and Gellerstedt will retire from the Board at a Board meeting scheduled for January 27, 2017.

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in fiscal 2016, whether or not such fees were deferred. These fees were paid in connection with the annual cash retainer, Mr. Luke’s service as our non-executive chairman and Committee Chair annual fees. Messrs. Campbell, Gellerstedt, Powers and Wilson and Ms. Martore each elected to defer his or her annual cash compensation pursuant to the WestRock Company 2016 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). See “— Deferred Compensation.”

The amounts reported in the Stock Awards column reflect the grant date fair value associated with stock awards made in fiscal 2016, calculated in accordance with the provisions of ASC 718. Our non-employee directors received their annual stock award on February 2, 2016. Each non-employee director received 3,900 shares of Common Stock or restricted stock units (for those directors who elected to defer their equity awards pursuant to the Deferred Compensation Plan). See “— Deferred Compensation.” The number of shares and units associated with this award was determined by dividing the value of the annual stock award by the closing price of Common Stock as reported on the NYSE on the grant date. The annual stock awards vested immediately upon grant.

In addition, on October 29, 2015 each non-employee director received 1,035 restricted shares. This award was intended to compensate the non-employee directors for their service from July 1, 2015 (the effective date of the Combination) to December 31, 2015.

The amounts reported in the All Other Compensation column reflect dividends paid on unvested equity awards.

Deferred Compensation

Non-employee directors may elect annually to defer all of their cash compensation and equity award pursuant to the terms of the Deferred Compensation Plan. At the director’s option, we credit his or her (i) cash deferred account with the cash compensation he or she elected to defer and (ii) stock unit account for each share of Common Stock or stock unit that he or she elected to defer. The rights of the director in the balance credited to his or her deferred cash account are vested at all times, whereas rights in the balance of the stock unit account vest in accordance with the vesting schedule for the related Common Stock or stock unit grants. During fiscal 2016, Messrs. Campbell, Gellerstedt, Powers and Wilson and Ms. Martore deferred both their cash compensation and equity award, and Ms. Whyte deferred only her equity award.

Director Stock Ownership and Retention Requirements

Each non-employee director is required to own at least the greater of (i) 5,000 shares of Common Stock or (ii) a number of shares of Common Stock having a value of not less than five times the annual cash retainer. In determining compliance with these guidelines, stock ownership includes shares vested and unvested restricted stock awards. Directors have five years from the date of their initial election to achieve the targeted level of ownership.

All current directors have achieved the targeted level of ownership, except certain directors who joined the board of RockTenn or MeadWestvaco within the last five years.

Our directors are required to retain 50% of the net restricted stock awarded to the individual for a period of two years following the vesting of the restricted stock. The retention period does not apply to any shares to the extent the recipient continues to own an amount of Common Stock at least equal to the number of shares required under the preceding sentence, plus a number of shares required to be held under our stock ownership guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which those persons (or their associates or immediate family members) (collectively, “related parties”) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the Governance Committee then makes recommendations to the Board with respect to the appropriateness of such transactions. We do not have a formal written policy for approval or ratification of these transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the Board for the purpose of assessing independence under the Guidelines, applicable rules and regulations of the SEC and the NYSE Standards, and we review all responses to ensure that any such transactions adhere to the standards set forth above as well as our various codes of conduct. We did not engage in any transaction during fiscal 2016, and have no currently proposed transaction, in which the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.

COMMUNICATING WITH THE BOARD

Stockholders and other interested parties may communicate with directors (i) by mail at WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071 or (ii) by facsimile at (770) 263-3582. Communications intended specifically for our non-executive chairman and other non-management directors should be marked “Attention: Independent Director Communications,” while all other director communications should be marked “Attention: Director Communications.” Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address and marking the communication “Attention: Audit Committee Communications.” Comments may also be delivered by using our website contact form.

COMPENSATION MATTERS

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers disclosed in this Proxy Statement.

Voting Recommendation: FOR the proposal.

Vote Required: An affirmative vote requires the majority of those shares present in person or represented by proxy and entitled to vote.

In accordance with SEC rules, our stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Last year, more than 98% of the votes cast were in favor of the compensation of our named executive officers (“NEOs”).

As described in detail in the Compensation Discussion and Analysis beginning on page 19, we believe our compensation policies and procedures are competitive, focused on pay-for-performance principles and strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees, including our NEOs, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. Our objectives include creating a clear path between realized compensation and the successful execution of our business strategy and enhancing each individual executive’s performance. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy.

Our executive compensation program emphasizes long-term incentives over short-term incentives, with a significant portion of total compensation weighted toward equity awards. This approach allows us to align our executives’ interests with our stockholders’ interests. Our aggregate total stockholder returns for the past three, five and ten fiscal years were 13.4%, 141.9% and 534.4%, respectively. We believe our executive compensation program has been instrumental in helping us to achieve the strong historical financial performance that has driven these returns.

The advisory vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our NEOs, as well as the philosophy, policies and practices described in this Proxy Statement. Our stockholders have the opportunity to vote for or against, or to abstain from voting on, the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers determined by the compensation committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because the required vote is advisory, it will not be binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

ITEM 3. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES

            ON EXECUTIVE COMPENSATION

What am I voting on? The Board is asking our stockholders to approve, on an advisory basis, the frequency of future advisory votes on executive compensation.

Voting Recommendation: FOR the option of every “1 year”.

Vote Required: The option of every “1 year,” “2 years” or “3 years” that receives the highest number of affirmative votes by those shares present in person or represented by proxy and entitled to vote.

In accordance with SEC rules, our stockholders may vote, on an advisory basis, on how frequently they would like to cast an advisory vote on the compensation of our NEOs. The Board believes conducting an advisory vote on executive compensation on an annual basis is currently appropriate for us and our stockholders.

Our stockholders may cast a vote on the preferred voting frequency by selecting the option of 1 year, 2 years or 3 years, or they may abstain from voting in response to the following resolution:

RESOLVED, that the Company’s stockholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14a of the Securities Exchange Act every:

•     one year

•     two years or

•     three years.

Because the required vote is advisory, it will not be binding upon the Board. The Board will, however, take into account the outcome of the vote when considering the frequency with which we will provide our stockholders the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for our NEOs.

NEOs

Steven C. Voorhees

CEO and President

Ward H. Dickson

Executive Vice President

and CFO

James B. Porter III

President, Business

Development and Latin America

Robert A. Feeser

President, Consumer Packaging

Jeffrey W. Chalovich

President, Corrugated

Packaging

Robert K. Beckler

President, Packaging Solutions

(Retired in July 2016)

EXECUTIVE SUMMARY
We view our executive compensation program as a strategic tool that supports the successful execution of our business strategy.

The Compensation Committee has primary oversight over the design and execution of our executive compensation program. Our program is based on a pay-for-performance model – it uses short-term incentives (“STI”) and long-term incentives (“LTI”) to drive performance and align our executives’ and stockholders’ interests.

For fiscal 2016, the Compensation Committee modified the metrics of our STI program in order to further align executive pay with our business objectives. Specifically, the Compensation Committee:
• replaced operating income with EBITDA as a performance goal because it believes EBITDA is a more relevant measure given the focus of investors on EBITDA and EBITDA management and
• added productivity improvement goals to drive performance towards our announced objective of realizing $1 billion in synergy and performance improvements by the end of fiscal 2018.

We believe the compensation paid to our NEOs for fiscal 2016 was commensurate with our performance, and that our STI and LTI achieved their goals of motivating and rewarding performance and aligning our executives’ and stockholders’ interests.

COMPENSATION GOVERNANCE AND PRACTICES

Program Features • Independent oversight • Competitive benchmarking • Limited perquisites

Risk Mitigation

•   Annual review of compensation plans, policies and practices includes risk assessment

•   Anti-hedging/pledging policy

•   Clawback provisions

•   Stock ownership guidelines and stock retention policy

Pay-for-Performance • Variable, or at-risk, pay represented 88% of our CEO’s total fiscal 2016 target compensation, and an average of 75% for our other NEOs • No repricing of stock options

SAY ON PAY RESULTS

Prior Year
Say on Pay Support 98%

At last year’s annual meeting of stockholders, more than 98% of the votes cast were in favor of the advisory vote to approve executive compensation. Except as noted above, the Compensation Committee did not make any material changes to the design of our fiscal 2016 executive compensation program as a result of these votes.

PERFORMANCE HIGHLIGHTS AND KEY ACCOMPLISHMENTS

On July 1, 2015, RockTenn and MeadWestvaco completed the Combination resulting in the creation of WestRock Company. In fiscal 2016, we focused on three key areas to drive growth and generate value for our stockholders.

•	We pursued our differentiated strategy based on delivering winning solutions to our customers and realizing the benefits of our broad product offerings, capabilities and geographic footprint.

•	We executed our merger integration initiatives and realized significant synergy and performance improvements.

•	We maintained a balanced capital allocation program focused on investing in our business and returning capital to our stockholders.

Our fiscal 2016 performance highlights include:

$384 Million Of Synergies and Performance Improvements Realized During Fiscal 2016	$716 Million Returned to Stockholders Through Dividends and Share Repurchases	$1.7 Billion Of Net Cash Provided by Operating Activities
Our fiscal 2016 key accomplishments include:
Completed Separation of Ingevity	Deployed $588 Million to Strategic Opportunities	Transferred $2.5 Billion in U.S. Pension Obligations

We successfully completed the separation of our specialty chemicals business. The separation has been well received by our stockholders, and has allowed us to better focus on our core businesses and markets.

• We acquired SP Fiber Holdings, Inc., adding a world-class mill and enabling portfolio optimization opportunities.

We successfully transferred payment responsibility for retirement benefits owed to certain retirees and their beneficiaries to an insurer, thereby reducing our overall U.S. pension obligations by approximately 40%.

• We acquired Cenveo, Inc.’s packaging business, enabling our downstream integration.
• We acquired a 25% interest in Gondi, S.A. De C.V., a joint venture, enabling the further expansion of our business into Mexico.

COMPENSATION HIGHLIGHTS

The Compensation Committee utilized several performance goals in connection with fiscal 2016 STI. EBITDA was assigned the greatest weight among those goals. In fiscal 2016, we generated EBITDA of $2,380.2 million, which exceeded the target goal set by the Compensation Committee for the component of our NEOs’ STI opportunities related to consolidated EBITDA. Our superior performance in relation to EBITDA resulted in awards that were greater than the target opportunity of this component.

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

Philosophy and Objectives

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our NEOs, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. Our objectives include creating a clear path between realized compensation and the successful execution of our business strategy and enhancing each executive’s performance. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance and the executive’s performance. Core principles of our executive compensation program include:

•	Overall compensation must be competitive relative to other comparable organizations in order to attract and retain superior executives.

•	A substantial portion of total target direct compensation should be linked to variable at-risk pay.

•	LTI should be used in addition to STI to encourage a focus on long-term strategy and execution.

•	Compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at-risk with respect to performance.

•	Equity compensation should be used in addition to cash compensation to align our executives’ and stockholders’ interests.

Pay-for-Performance

Our executive compensation program is based on a pay-for-performance model. The following graphs illustrate how we used the executive compensation principles discussed above in the weighting of the target total direct compensation elements as in effect at the end of fiscal 2016:

CEO OTHER NEOs

Approximately 88% of targeted total direct compensation for our CEO in fiscal 2016 was at risk, and only 12% of his compensation was fixed, ensuring a strong link between his targeted total direct compensation and our financial and operating results. An average of approximately 75% of targeted total direct compensation for the other NEOs was at risk in fiscal 2016.

    TOTAL STOCKHOLDER RETURN*

  *  Cumulative stock price appreciation, plus dividends, with dividends reinvested; adjusted to reflect the separation of our specialty chemicals business in 2016 and a stock split in 2014.

Effectiveness

Our aggregate total stockholder returns for the past three, five and ten fiscal years were 13.4%, 141.9% and 534.4%, respectively. We believe our executive compensation program has been instrumental in helping us to achieve the strong historical financial performance that has driven these returns.

ADMINISTRATION

Benchmarking

The Compensation Committee reviews competitive market data from a combination of a specific peer group of companies within the paper and packaging industry, as well as other industries, and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For fiscal 2016, the Compensation Committee selected a peer group based on the recommendation of its compensation consultant, which considered factors such as revenue size, nature of business, talent market, organizational complexity and location. The fiscal 2016 peer group is identical to the peer group used in fiscal 2015 following the Combination.

The Compensation Committee uses the competitive market data regarding base salary, STI and LTI to assist directors in determining appropriate overall compensation levels, but does not specifically benchmark to particular compensation levels.

The following summarizes the Compensation Committee’s approach to the various components of executive compensation for our NEOs relative to the competitive market data for executive talent discussed above:

•  Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience and the Compensation Committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Salaries are individually determined and range broadly among our senior executives.

•  STI — STI opportunities are determined based on the executive’s individual responsibilities and experience, and are individually set for each executive after reviewing market data. We do not target a specific market data percentile for STI opportunities. Bonus opportunities range broadly among our executives.

Fiscal 2016 Peer Group

3M Company

Alcoa Inc.

Ball Corporation

Crown Holdings, Inc.

The Goodyear Tire & Rubber Company

Graphic Packaging Holding Company

International Paper Company

Kimberly-Clark Corporation

Nucor Corporation

Owens-Illinois Inc.

Packaging Corporation of America

Sealed Air Corporation

United States Steel Corporation

Weyerhaeuser Company

•  LTI — In setting LTI award values, the Compensation Committee reviews market levels of LTI awards for the peer group and other competitive market data. The Compensation Committee also reviews the types and mix of LTI instruments used by the peer group. We do not target a specific market data percentile for LTI value. Individual LTI awards are based on individual assessments, taking into account the executive’s responsibilities, performance, experience and other factors.

While the Compensation Committee reviews competitive market data regarding the various components of compensation for each NEO and certain other executives, the primary data point used to assess executive compensation is target total direct compensation, which is comprised of the target total cash compensation (base salary and target STI opportunity), plus the target amount of LTI awards, although we do not target a specific market data percentile for target total direct compensation. Based on our peer group and survey data, in fiscal 2016 the target total direct compensation of our CEO was 103% of the market median, and the target total direct compensation of our other NEOs ranged from 76% to 124% of the market median.

Role of the Compensation Consultant

The Compensation Committee has sole discretion to retain and obtain the advice of a compensation consultant, and is directly responsible for the appointment, termination, compensation and oversight of the work of the compensation consultant. The Compensation Committee retains a compensation consultant to provide objective analysis, advice and information (including competitive market data and compensation recommendations related to our CEO and our other senior executives) to the Compensation Committee. The compensation consultant reports to the chairman of the Compensation Committee and has direct access to the other members of the Compensation Committee. The compensation consultant attends all significant meetings of the Compensation Committee and also meets with the Compensation Committee in person in executive sessions without management present.

The Compensation Committee retained Korn Ferry Hay Group to serve as its compensation consultant for fiscal 2016. In December 2015, Hay Group, Inc. was acquired by Korn/Ferry International, a global people and organizational advisory firm. During fiscal 2016, Korn Ferry provided us with recruiting services (primarily related to the separation of our specialty chemicals business) and training services. We engaged Korn Ferry to provide the recruiting services related to the separation of our specialty chemicals business prior to its merger with Hay Group. We paid Korn Ferry Hay Group $157,040 for rendering executive compensation consulting services in fiscal 2016, and we paid Korn Ferry Hay Group $713,300 for rendering additional services in fiscal 2016. Management approved the additional services in the normal course of business.

The Compensation Committee determined that the work of Korn Ferry Hay Group did not raise any conflicts of interest in fiscal 2016, and believes the additional services provided by Korn Ferry Hay Group do not impair the objectivity of the advice rendered by Korn Ferry Hay Group to the Compensation Committee on executive and director compensation matters. In making this determination, the Compensation Committee considered the independence of Korn Ferry Hay Group in light of SEC rules and NYSE listing standards.

Role of Management

The Compensation Committee considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of our senior executives, other than our CEO. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the Compensation Committee for consideration, and, based on performance appraisals and information regarding competitive market practices provided by the compensation consultant, recommends base salary adjustments, STI opportunities and LTI levels for our senior executives, other than our CEO. In addition, each year, our CEO presents to the Compensation Committee and the directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of our senior executives.

Setting Compensation Levels

After taking into account advice and recommendations from our CEO and the compensation consultant, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element of the compensation program. In setting these levels, the Compensation Committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, target STI opportunity and the target amount of LTI awards), and the value of benefits under our retirement plans, including with respect to the competitive market data discussed below, and reviews compensation tally sheets with respect to our most senior executives that set forth each element of the executives’ compensation and benefits.

COMPENSATION ELEMENTS

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives. STI focuses on the performance goals we believe drive stockholder value and for which our executives are responsible. LTI are primarily equity based and include a combination of performance-based restricted stock and performance-based stock units and stock options. We believe LTI are critical in aligning our executives’ interests and stockholders’ interests and creating an effective retention measure. Together, these incentives focus our executives on making decisions that will benefit our stockholders and our stock price over the long term.

Our executive compensation program includes the following primary components: base salary, STI, LTI and retirement benefits.

Factors	Base Salary	Annual Performance Bonus (STI)	Performance-Based Stock and Stock Units (LTI)	Stock Options (LTI)
Form of Compensation	Cash		Equity
	Fixed	Performance-Based	Performance-Based	Performance-Based
Performance Timing	Short-Term Emphasis		Long-Term Emphasis
Measurement Period	Ongoing	1 year	Vests at end of 3 year cycle	Vests annually over 3 years
Key Performance Metrics Applicable	—	EBITDA	Cash Flow Per Share	Stock Price Appreciation
Determination of Performance- Based Payouts	—	Formulaic	Formulaic, plus Negative Discretion	—

Base Salary

Base salary is designed to provide competitive levels of compensation to executives based on their responsibilities, performance and experience, in relation to competitive market data. No specific formula is applied to determine the weight of each of these factors. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. In fiscal 2016, our CEO’s base salary was 94% of the median market, and our NEOs’ base salaries ranged from 86% to 120% of the market median based on our current peer group and survey data.

At lower executive levels, base salaries represent a larger portion of total compensation in accordance with our pay philosophy. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The Compensation Committee has historically followed a policy of primarily using performance bonus awards, rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of STI and LTI opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Mr. Voorhees did not receive a salary adjustment in fiscal 2016 because his salary was reviewed and adjusted immediately after the Combination. Messrs. Feeser and Chalovich received salary adjustments in fiscal 2017 in connection with their promotions in September 2016.

NEO	Percentage Increase (%)	2016 Annual Base Salary ($)
Steven C. Voorhees	0	1,125,000
Ward H. Dickson	3.5	590,000
James B. Porter III	3.3	775,000
Robert A. Feeser	2.0	561,000
Jeffrey W. Chalovich	3.6	530,000
Robert K. Beckler	2.6	590,000

Annual Performance Bonus (STI)

Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals that support our business strategy. Annual bonus goals are established for each of the executives who participate in the program, including each of our NEOs. Consistent with our philosophy of paying for performance, an NEO’s performance-based compensation rises and falls with our overall performance.

The size of the target annual executive bonus program opportunities are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. Target awards are based on a percentage of the executive’s base salary.

The amount actually paid to an executive under the annual executive bonus program is a function of the following variables:

•	the executive’s target bonus opportunity

•	the goals established by the Compensation Committee for the executive

•	for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the Compensation Committee’s determination of the extent to which the executive’s goals were met.

Awards earned under the annual executive bonus program are contingent upon continued employment with us through the end of the fiscal year.

For fiscal 2016, the primary performance goals for each of our NEOs were:

EBITDA Results	Productivity Results

The Compensation Committee assigned the greatest weighting to EBITDA because we believe maximizing EBITDA over the long-term will drive stockholder value.

For purposes of our STI, EBITDA is calculated as operating income adjusted to exclude (i) depreciation and amortization, (ii) costs of discontinued operations or closed plants, (iii) certain severance costs, (iv) LIFO expense, (v) expenses or income from conforming accounting policies or income statement impact from mergers and acquisitions, (vi) acquisition inventory step-up, (vii) expenses from certain litigation, (viii) extraordinary items, (ix) asset impairment charges, (x) certain pension expenses and (xi) new accounting pronouncements, cumulative effect of accounting changes and prior period accounting errors.

In fiscal 2016, we generated EBITDA of $2,380.2 million, which exceeded the target goal set by the Compensation Committee for the component of our NEOs’ annual bonus opportunities related to consolidated EBITDA. Our superior performance in relation to EBITDA resulted in awards that were greater than the target opportunity of this component of each of our NEO’s bonuses.

Following the Combination, we set a goal of achieving $1 billion of synergies and performance improvements by the end of fiscal 2018. The Compensation Committee added productivity improvement goals for fiscal 2016 because realizing these synergy and performance improvements is an important element of our business strategy.

The productivity goals comprise two equally weighted components: realized improvements and run rate improvements.

As of September 30, 2016, we had realized $384 million of synergies and performance improvements and had achieved a run rate of $500 million of synergies and performance improvements. Each of these results exceeded the maximum goals set by the Compensation Committee, resulting in payouts at the maximum level.

Customer Engagement Survey Results	Safety Results

Customer engagement ratings are an important component of our performance goals because they provide us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. During fiscal 2016, we engaged Gallup, an independent market research firm, to conduct our annual customer engagement surveys, which report on a scale of 1 to 5 with 5 being the most favorable rating.

The customer survey results for the consolidated Company exceeded the target bonus opportunity for this component of the annual bonuses of Messrs. Voorhees and Dickson. The customer survey results of our Corrugated Container business exceeded the maximum bonus score for that category, resulting in Mr. Chalovich receiving the maximum percentage of that component of his bonus. The customer survey results for each of our Paper Solutions and our Consumer, India and Brazil businesses exceeded the threshold bonus scores for that category, resulting in Messrs. Porter and Feeser each receiving an amount between the threshold percentage and target percentage of that component of their respective bonuses.

We place a high value and emphasis on safety and therefore use our safety results as an important component of the bonus goals of our NEOs, other than Mr. Dickson, who has no responsibility over manufacturing operations and therefore does not directly oversee our safety efforts.

The safety goals comprise two equally weighted components: the number of workers’ compensation claims (“TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (“LWD”). Each component is calculated by multiplying the total number of occurrences in fiscal 2016 by 200,000 (representing the number of hours 100 employees work in a year) and dividing by the hours actually worked.

Variances in our overall safety results both as a company and by business resulted in differing rewards for our NEOs who are rewarded for favorable safety results.

The fiscal 2016 bonus goals for Messrs. Voorhees and Dickson were based exclusively on consolidated Company measures because their positions had a substantial impact on the achievement of those measures. The fiscal 2016 bonus goals for Messrs. Porter, Feeser and Chalovich were based on a combination of consolidated Company measures (e.g., EBITDA and productivity) and measures focused on the results of the businesses they oversaw (e.g., customer engagement, safety and EBITDA, in the case of Messrs. Feeser and Chalovich).

For fiscal 2016, the bonus goals for each of the NEOs were modified from the fiscal 2015 goals to focus on EBITDA and productivity improvement, both realized and run rate, with respect to our Company as a whole for all of our NEOs and to remove the factors related to home office cost reductions for Mr. Dickson. Our focus on customer engagement and safety continues to be a factor in our fiscal 2016 bonus goals.

For fiscal 2016, Mr. Voorhees was eligible to earn a cash bonus of up to 200% of his fiscal year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmarks.

		Performance Benchmarks ( in 000s of $ for EBITDA/Productivity)
Goal	Weight (%)	Threshold	Target	Maximum
EBITDA – Consolidated Company	60	1,700,000	2,266,000	2,495,000
Productivity (Run Rate) – Consolidated Company	10	350,000	400,000	450,000
Productivity (Realized) – Consolidated Company	10	250,000	300,000	350,000
Customer Engagement– Consolidated Company	10	3.75	4.00	4.25
Safety (TWCC) – Consolidated Company	5	2.6	2.1	1.6
Safety (LWD )– Consolidated Company	5	27	17	12

For fiscal 2016, Mr. Dickson was eligible to earn a cash bonus of up to 135% of his fiscal year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmarks.

		Performance Benchmarks ( in 000s of $ for EBITDA/Productivity)
Goal	Weight (%)	Threshold	Target	Maximum
EBITDA – Consolidated Company	60	1,700,000	2,266,000	2,495,000
Productivity (Run Rate) – Consolidated Company	15	350,000	400,000	450,000
Productivity (Realized) – Consolidated Company	15	250,000	300,000	350,000
Customer Engagement – Consolidated Company	10	3.75	4.00	4.25

For fiscal 2016, Mr. Porter was eligible to earn a cash bonus of up to 135% of his fiscal year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmarks.

		Performance Benchmarks ( in 000s of $ for EBITDA/Productivity)
Goal	Weight (%)	Threshold	Target	Maximum
EBITDA – Consolidated Company	60	1,700,000	2,266,000	2,495,000
Productivity (Run Rate)– Consolidated Company	10	350,000	400,000	450,000
Productivity (Realized) – Consolidated Company	10	250,000	300,000	350,000
Customer Engagement – Paper Solutions	10	3.85	4.1	4.35
Safety (TWCC) – Paper Solutions	5	2.75	2.25	1.75
Safety (LWD) – Paper Solutions	5	30	20	15

For fiscal 2016, Mr. Feeser was eligible to earn a cash bonus of up to 105% of his fiscal year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmarks.

		Performance Benchmarks ( in 000s of $ for EBITDA/Productivity)
Goal	Weight (%)	Threshold	Target	Maximum
EBITDA – Consolidated Company	30	1,700,000	2,266,000	2,495,000
Productivity (Run Rate) – Consolidated Company	10	350,000	400,000	450,000
Productivity (Realized) – Consolidated Company	10	250,000	300,000	350,000
EBITDA – Consumer Segment	20	542.2	751.3	879.6
EBITDA - India	5	(5)	0.6	3.0
EBITDA – Brazil	5	59.1	84.5	97.1
Customer Engagement – Consumer, India, Brazil	10	3.85	4.1	4.35
Safety (LWD) – Consumer, India, Brazil	5	28	18	13
Safety (TWCC) – Consumer, India, Brazil	5	2.5	2.0	1.5

For fiscal 2016, Mr. Chalovich was eligible to earn a cash bonus of up to 105% of his fiscal year-end base salary to the extent we or he achieved the following goals at or in excess of the maximum performance benchmarks.

		Performance Benchmarks ( in 000s of $ for EBITDA/Productivity)
Goal	Weight (%)	Threshold	Target	Maximum
EBITDA – Consolidated Company	20	1,700,000	2,266,000	2,495,000
Productivity (Run Rate) – Consolidated Company	10	350,000	400,000	450,000
Productivity (Realized– Consolidated Company)	10	250,000	300,000	350,000
EBITDA – Integrated NA Corrugated Packaging	40	815.0	1,164.3	1,338.9
Customer Engagement – Corrugated Container	10	3.5	3.75	4.0
Safety (LWD) – Corrugated Container	5	25	15	10
Safety (TWCC) – Corrugated Container	5	2.5	2.0	1.5

The Compensation Committee sets performance goals and related performance benchmarks at the beginning of each fiscal year, and as needed to account for changes in the Company after considering management’s recommendations, the confidential business plan and the budget for that fiscal year. The Compensation Committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We set goals at a level where we expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of ten. Similarly, we set goals at a level where we expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of ten.

Potential bonus payouts under our annual executive bonus program depend on the level at which the performance benchmarks are achieved as set forth in the table below, based on a percentage of the executive’s base salary at the end of the fiscal year. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout for that portion of the bonus. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout for that bonus goal. The achievement in excess of the threshold performance benchmark with respect to a particular bonus goal, but at a level below the maximum performance benchmark, will result in a payout based on straight-line linear interpolation for that bonus goal between the relevant benchmarks.

The Compensation Committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines and certifies the amount of any final bonus payout. For fiscal 2016, the Compensation Committee determined and certified that the NEOs achieved overall performance benchmarks resulting in the executive bonus payout as a percentage of their salaries at the end of the fiscal year or the end of the applicable period set forth by their respective names shown below in the column entitled “Actual 2016 Executive Bonus Payout.”

NEO	Payout Based on Achieving Benchmark at Threshold (%)	Payout Based on Achieving Benchmark at Target (%)	Payout Based on Achieving Benchmark at Maximum (%)	Actual 2016 Executive Bonus Payout (%)
Steven C. Voorhees	115	150	200	181
Ward H. Dickson	75	100	135	122
James B. Porter III	75	100	135	118
Robert A. Feeser	55	80	105	85
Jeffrey W. Chalovich	55	80	105	94

Mr. Beckler retired from the Company in July 2016 and did not receive a bonus for fiscal 2016.

Long-Term Incentives (LTI)

We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact our long-term profitability. Long-term incentives are designed to allow us to focus attention on the successful execution of our long-term business strategy and future returns to our stockholders.

For fiscal 2016, LTI awards consisted primarily of performance-based stock (80% of the award value) and stock options (20% of the award value). We believe that the combination of performance-based restricted stock with stock options is a strong at-risk, long-term incentive portfolio that provides strong alignment among our stock price performance, our management team’s long-term execution of our strategic plan and the long-term incentive amounts actually realized by our executives.

Timing

While the Compensation Committee may grant LTI awards at any of its scheduled meetings or by unanimous written consent, it generally grants awards for executives at its January or February meeting each year, except for awards related to promotions or new hires. Grants approved during scheduled meetings become effective and are priced as of the date of approval or as of a pre-determined future date based on a date of hire. Grants approved by unanimous written consent become effective and are priced as of a pre-determined future date. All stock options have a per-share exercise price equal to the closing stock price of Common Stock on the NYSE on the effective date of grant.

Performance-Based Restricted Stock

Performance-based stock is designed to reward and retain our executives by offering them the opportunity to receive shares of Common Stock upon achieving pre-determined performance criteria. The performance-based restricted stock awards have a service condition and a performance condition based on our achievement of a certain “cash flow per share” during the three-year period beginning January 1, 2016 and ending on December 31, 2018. Subject to the satisfaction of the applicable service requirement, the actual number of shares that will vest pursuant to the grants made on February 2, 2016 will be a percentage of the respective target awards based on “cash flow per share” as follows:

Cash Flow Per Share	Percent of Target Award (%)
≥ 4.00	200
≥ 3.40 but < 4.00	100
≥ 2.50 but < 3.40	50
< 2.50	0

Awards for performance between these goal levels will be interpolated on a linear basis; provided performance in excess of 200% of the target goal level will not result in vesting in excess of 200% of the target award.

“Cash flow per share” is calculated as our “cash flow” (as defined below), divided by three, divided by the average of the “diluted weighted average shares outstanding” during the 12 quarters in the period beginning January 1, 2016 and ending December 31, 2018. The term “cash flow” means our “net cash provided by operating activities,” as set forth in our statements of cash flow during the period beginning on January 1, 2016 and ending December 31, 2018, minus the actual amount of “capital expenditures,” as set forth in our statements of cash flow up to $2.4 billion, excluding certain contemplated capital expenditures, during the period beginning January 1, 2016 and ending December 31, 2018, plus the sum of all items included in the “investing activities” section of our statements of cash flow during the period beginning January 1, 2016 and ending December 31, 2018, but excluding amounts shown for capital expenditures, cash paid or received for purchase of businesses, investments in subsidiaries or cash received in merger, plus the after-tax impact of any cash payments made in connection with certain litigation, plus the after-tax cash impact of any merger-related and spin-off related integration and restructuring costs or payments, plus 25% (or our actual ownership percentage, if different than 25%) of the free cash flow of our joint venture with Grupo Gondi, minus, in the sole discretion of the Compensation Committee, the actual amount of “capital expenditures” as set forth in our statements of cash flow over $2.40 billion during the period beginning January 1, 2016 and ending December 31, 2018, minus, in the sole discretion of the Compensation Committee, the cumulative effect of an acquisition with total consideration of $500 million or more, plus the after-tax impact of any cash payments relating to any multi-employer pension plan, other than normal pension contributions, plus any cash payments resulting from the prepayment of the Plum Creek Timber Note Holdings debt, minus in the sole discretion of the Compensation Committee, an amount up to $180 million.

The performance-based restricted stock granted in fiscal 2016 is scheduled to vest on February 2, 2019. It provides for (i) dividend equivalent rights to be credited to the recipient prior to vesting, (ii) early vesting in the event of a change in control and (iii) no voting rights prior to vesting.

Stock Options

The use of stock options directly aligns the interests of our executives with those of our stockholders because options only have value if the price of our Common Stock on the exercise date exceeds the stock price on the grant date. The stock options are granted at fair market value, vest in equal installments on the first, second and third anniversaries of the grant date and have a 10-year term. The stock options granted to each NEO on February 2, 2016 have an exercise price of $33.26 per share (or $29.80 following an adjustment for the separation of our specialty chemicals business), reflecting the closing price of Common Stock on the NYSE on the grant date.

Time-Based Restricted Stock

The Compensation Committee granted an award of 8,995 shares of restricted stock to Mr. Dickson on February 2, 2016. The restricted stock will vest in equal installments on the first, second and third anniversaries of the grant date. Mr. Dickson received this award based on his outstanding work in connection with the Combination as well as his outstanding work through the grant date with respect to the separation of our specialty chemicals business. No other NEO received time-based restricted stock in fiscal 2016.

Fiscal 2016 LTI Awards

The Compensation Committee made the following LTI grants to our NEOs in fiscal 2016.

NEO	Target Award – Number of Restricted Shares (#)	Stock Options – Number of Shares (#)	Time-Based Restricted Stock – Number of Shares (#)
Steven C. Voorhees	168,615	174,660	—
Ward H. Dickson	31,835	32,975	8,995
James B. Porter III	48,320	50,055	—
Robert A. Feeser	26,905	27,870	—
Jeffrey W. Chalovich	19,065	19,750	—
Robert K. Beckler	31,835	32,975	—

Retirement Benefits

We provide certain retirement benefits to our NEOs in order to provide financial security in retirement and attract and retain high quality senior executives. See “Executive Compensation Tables — Retirement Plans” for more information.

Other Benefits

Perquisites are not a significant element of our executive compensation program. We do not reimburse our NEOs for club memberships or provide tax gross-up payments (other than for Mr. Feeser, pursuant to the terms of an employment agreement we assumed in connection with the Combination, and for Mr. Porter with respect to his automobile allowance). We have reimbursed Mr. Porter with respect to his automobile allowance and life insurance payments; however, as of January 1, 2016, we no longer reimburse him for life insurance payments. Certain perquisites are provided that enable our NEOs to perform their responsibilities more efficiently. For example, Messrs. Voorhees and Porter may use our airplanes for business and limited personal use. This perquisite helps keep them more secure, ensures their quick availability for Company matters and permits them to work on Company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the Company.

OTHER COMPENSATION PRACTICES AND POLICIES

Officer Stock Ownership and Retention Requirements

Certain of our executives, including our NEOs, are expected to meet or exceed specified levels of Common Stock ownership in order to align their interests with those of our stockholders. The Board has established the following ownership guidelines:

Position	Target Ownership
Chief Executive Officer	6 times base salary
Other Designated Executives	3 times base salary

In determining compliance with these guidelines, stock ownership includes shares vested and unvested restricted stock awards. Executives have five years from the date of their designation to achieve the targeted level of ownership. All of our NEOs who continue to be employed by us have achieved the targeted level of ownership.

Certain of our executives, including our NEOs, are required to retain 50% of the net restricted stock awarded to the individual for a period of two years following the vesting of the restricted stock. The retention period does not apply to any shares to the extent the recipient continues to own an amount of Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares required to be held under our stock ownership guidelines.

Anti-Hedging/Anti-Pledging Policy

We adopted a policy in 2016 that prohibits our directors and officers who are subject to the reporting requirements of Section 16 of the Exchange Act, members of our leadership team and other designated employees from (i) holding Common Stock in margin accounts, (ii) pledging Common Stock as collateral for a loan, (iii) trading in options, warrants, puts, calls or similar instruments on our Common Stock or (iv) short selling Common Stock.

Clawback Provisions

The Compensation Committee has adopted clawback provisions that apply to awards made to our NEOs pursuant to our annual executive bonus program and incentive stock plans that allow us to recapture amounts paid or stock granted to NEOs that vests based upon financial results that we are required to restate at a future date if the Compensation Committee determines that the restatement is based in whole or in part upon any misconduct by an applicable NEO. These provisions require an applicable NEO to pay us an amount of cash or deliver an amount of shares of Common Stock equal to the benefit received by the NEO because of the misstatement of financial results. These provisions apply to misstatements of financial results that are discovered within 24 months after an applicable stock grant has vested or bonus has been paid. The Compensation Committee may adopt changes to the clawback provisions once the SEC issues final rules and the NYSE adopts related listing standards implementing the provisions of the Dodd-Frank Act related to compensation recovery.

Deductibility of Executive Compensation

The Compensation Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our NEOs (excluding our CFO) in excess of $1 million per year. Certain compensation that qualifies as “performance-based” and is paid pursuant to a plan that has been approved by stockholders may be exempt from the Section 162(m) limit. Our annual and long-term incentive plans have been structured with the intent of enabling the Compensation Committee to grant compensation that constitutes “qualified performance-based compensation” under Section 162(m), if the Compensation Committee determines to do so. However, we believe that our interests and our stockholders’ interests may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the Compensation Committee intends to retain the flexibility to provide for payments of compensation that are not deductible.

Employment Agreements and Change in Control Agreements

Mr. Porter

We entered into an employment agreement with Mr. Porter in 2015 that superseded an employment agreement with him that we assumed in connection with our acquisition of Southern Container Corp. in 2008. Upon Mr. Porter’s termination for any reason other than for “cause” (as defined in the agreement), he will be entitled to continue to receive compensation and benefits through the termination date and to receive the following benefits:

•	outstanding unvested stock options, if any, will vest and become exercisable;

•	provided any applicable performance goals under outstanding unvested long-term incentive awards (other than stock options) are satisfied, awards granted in any calendar year prior to the calendar year in which his employment terminates will vest, and he will be vested in a prorated portion of any awards granted in the calendar year in which his employment terminates;

•	(i) an amount equal to 12 months of his base salary and (ii) any bonus he would have been entitled to with respect to the 12-month period; provided the amount and duration of severance and bonus set forth in (i) and (ii) will be reduced by multiplying the amounts by a fraction, the numerator of which will be the total number of days remaining between the termination date and December 31, 2016, and the denominator of which will be 366.

If Mr. Porter resigns or voluntarily terminates employment with us, he will be entitled to the vesting of his outstanding unvested stock options and long-term incentive awards as described above but not to any other benefits. If we terminate Mr. Porter’s employment at any time for “cause”, he will only be entitled to continue to receive compensation and benefits through the termination date, and he will not be entitled to any other compensation or benefits. Mr. Porter’s employment agreement includes a non-compete provision that is applicable for two years following termination and a non-solicitation provision that is applicable for three years following termination.

Mr. Feeser

We assumed an employment agreement with Mr. Feeser in connection with the Combination. Because the Combination constituted a change in control under the agreement, Mr. Feeser would be entitled to continue to receive compensation and benefits through the termination date and to receive the following severance benefits if we terminate him other than for “cause” or “disability” before July 1, 2017: (i) a lump sum amount equal to two times his base salary, plus the average annual incentive compensation paid over the three years before the “effective date” (as defined in the agreement), (ii) a prorated bonus for the year of his termination, (iii) a lump sum payment in lieu of health care continuation coverage for a period of two years, (iv) payment for outplacement services and (v) a lump sum payment representing the qualified and non-qualified pension accruals as if he had worked an additional three years. The agreement also entitles Mr. Feeser to receive an additional payment in the event that any payment is subject to “excise tax” (as defined in the agreement), such that after payment by him of all taxes and the excise tax he will retain an amount of the additional payment equal to the excise tax imposed on the payments. We recently amended Mr. Feeser’s employment agreement. In consideration for him terminating his right to claim termination for “good cause” (as defined in the agreement) we agreed to provide him with up to three years of additional pension accrual for age and service under the Pension Plan (as defined in “Compensation Matters – Executive Compensation Tables – Retirement Plans – WestRock Company Consolidated Pension Plan”) and Retirement Restoration Plan (as defined in “Compensation Matters – Executive Compensation Tables – Retirement Plans – MWV Retirement Restoration Plan and MWV Executive Retirement Plan”) depending on his date of retirement. If he retires before July 2, 2017 or after December 31, 2020, he will not receive any additional pension accrual.

Mr. Chalovich

We assumed an employment agreement with Mr. Chalovich in connection with our acquisition of Southern Container Corp. in 2008. Pursuant to the agreement, if we terminate Mr. Chalovich without “gross cause” (as defined in the agreement), he will be entitled to continue to receive compensation and benefits through the termination date and to receive salary and paid COBRA continuation for one year, as well as a pro-rated bonus.

Mr. Beckler

During fiscal 2016, we were party to a change in control agreement with Mr. Beckler that he had entered into with MeadWestvaco prior to the Combination. The agreement provided for continued employment for two years after a change in control on terms substantially similar to those in effect before the change in control. Mr. Beckler’s employment with us terminated in July 2016. Because the Combination constituted a change in control under the agreement, Mr. Beckler received the following severance benefits: (i) a lump sum amount equal to two times his base salary, plus the average annual incentive compensation paid over the three years before the effective date of the Combination, (ii) a prorated bonus for the year of his termination, (iii) a lump sum payment in lieu of health care continuation coverage for a period of two years, (iv) payment for outplacement services and (v) a lump sum payment representing the qualified and non-qualified pension accruals as if he had worked an additional three years. In addition, the Compensation Committee determined to treat Mr. Beckler’s 2016 performance-based stock grant as if his employment will continue through the end of the vesting period associated with the grant, rather than require forfeiture of the award. Mr. Beckler is party to a restrictive covenant agreement he entered into with MeadWestvaco that requires him to protect our confidential information, property and trade secrets, and prohibits him from competing with us or soliciting our employees or our customers for 12 months following his termination of employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K for fiscal 2016.

Lawrence L. Gellerstedt III, chairman

Timothy J. Bernlohr

Gracia C. Martore

Timothy H. Powers

Bettina M. Whyte

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of the five independent directors listed above. No member of the

Compensation Committee is a current, or during fiscal 2016 was a former, officer or employee of ours or any of our subsidiaries. During fiscal 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In fiscal 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The amounts reported in the following table, including base salary, annual and long-term incentive amounts, benefits and perquisites, are described more fully under “Compensation Matters – Compensation Discussion and Analysis”.

Name and Principal Positions	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven C. Voorhees Chief Executive Officer and President	2016 2015 2014	1,125,000 1,012,603 907,917	5,624,996 5,612,618 3,514,760	1,406,240 1,333,303 885,720	2,034,159 1,599,098 1,135,172	322,434 452,265 323,125	224,627 89,680 57,237	10,737,456 10,099,567 6,823,931
Ward H. Dickson Executive Vice President and Chief Financial Officer	2016 2015 2014	585,000 564,959 550,000	1,362,089 1,049,178 770,233	265,492 247,683 194,062	721,145 589,473 537,964	0 0 0	86,685 43,769 33,395	3,020,411 2,495,062 2,085,654
James B. Porter III President, Business Development and Latin America	2016 2015 2014	768,750 746,219 728,500	1,611,955 1,679,250 1,528,796	403,008 391,133 385,222	911,763 906,651 733,450	0 0 0	504,329 476,034 455,462	4,199,805 4,199,287 3,831,430
Robert A. Feeser (6) President, Consumer Packaging	2016	558,250	897,551	224,390	475,588	1,084,537	44,817	3,285,133
Jeffrey W. Chalovich (6) President, Corrugated Packaging	2016	525,375	636,008	159,013	500,104	0	33,615	1,854,115
Robert K. Beckler President, Packaging Solutions	2016 2015	445,455 144,932	1,062,016 758,334	265,492 325,010	0 186,858	1,068,778 544,732	3,139,707 549	5,981,448 1,960,415

(1)	The salary amounts for fiscal 2016 reflect three months of salary at the calendar year 2015 rate in effect on October 1, 2015 and nine months of salary at the calendar year 2016 rate for each NEO, other than Mr. Beckler, who retired, effective July 5, 2016, and did not receive a salary after that date.
(2)	SEC regulations require us to disclose the aggregate grant date fair value of the award of stock or options measured in dollars and calculated in accordance with ASC 718. For grants of restricted stock and stock units, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the dates of the applicable grants ($33.36 on February 2, 2016). The grants of restricted stock and stock units made on February 2, 2016 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate fair value at the grant date based upon the probable outcome of these conditions. The amounts shown for the stock awards made on February 2, 2016 are calculated at 100% of target, which was the expected probable outcome of the performance condition at the grant date. The aggregate fair value of the fiscal 2016 performance awards made on February 2, 2016 at the target of 100% would be as follows: Mr. Voorhees, $5,624,996; Mr. Dickson, $1,062,016; Mr. Porter, $1,611,955; Mr. Feeser, $897,551; Mr. Chalovich, $636,008; and Mr. Beckler, $1,062,016. Mr. Dickson received a grant of time-based restricted stock in fiscal 2016 valued at $300,073 that does not contain performance conditions. For stock options, the fair value per share is based on certain assumptions discussed in Note 16 to our financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2016. We disclose the aggregate expense without reduction for assumed forfeitures (as we do for financial reporting purposes). See “Compensation Matters—Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives (LTI)” for more information.
(3)	Amounts shown include payments made to our NEOs under our annual executive bonus program. Awards paid under this program for fiscal 2016 were earned in fiscal 2016 and paid in fiscal 2017.
(4)	This column shows the increase from September 30, 2015 to September 30, 2016 in the actuarial present value of accumulated benefits for each NEO who participates in the WestRock Company Consolidated Pension Plan (as defined below) and SERP (as defined below). It shows the increase from October 1, 2015 to September 30, 2016 in the actuarial present value of accumulated benefits for Messrs. Feeser and Beckler in the MWV Pension Plan (as defined below) and the Retirement Restoration Plan (as defined below). It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential earnings on the deferred compensation of our NEOs. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 for the RockTenn Pension Plan participants, and at age 62 for Messrs. Feeser and Beckler, were determined as of the end of fiscal 2016 using compensation data through retirement date for Mr. Beckler and September 30 for Messrs. Voorhees and Feeser and include the bonuses paid for fiscal 2016 after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each RockTenn Pension Plan participant is assumed to retire at age 65, and Mr. Feeser is assumed to retire at age 62 in accordance with the terms of the MWV Pension Plan. The discount rates used as of September 30, 2015 and September 30, 2016 were 4.70% and 4.04%, respectively, for the RockTenn Pension Plan, and were 3.82% and 2.98%, respectively, for the SERP. The lump sum rates (SERP only) used as of September 30, 2015 and September 30, 2016 were 2.06% and 1.60%, respectively. The discount rates used as of September 30, 2015 and September 30, 2016 were 4.70% and 4.04%, respectively, for both the MWV Pension Plan and the Retirement Restoration Plan. The lump sum mortality table (SERP only) used was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality assumptions used for the Pension Plan as of September 30, 2016 and for the MWV Pension Plan as of September 30, 2015 were based on the adjusted Society of Actuaries RP-2014 table and a future mortality improvement scale based on Social Security Administration data and assumptions. The RP-2014 table was adjusted to substitute the Social Security Administration mortality improvement assumptions after 2012, to reflect white collar life expectancies, and to reflect that WestRock’s white collar male and female populations have 106% and 112% higher mortality experience, respectively, than otherwise expected using these assumptions. Messrs. Chalovich, Porter and Dickson were never eligible for pension benefits.

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

ALL OTHER COMPENSATION TABLE FOR FISCAL 2016

	Steven C. Voorhees	Ward H. Dickson	James B. Porter	Robert A. Feeser	Jeffrey W. Chalovich	Robert K. Beckler
Life Insurance Premiums ($)	876	1,762	2,420	0	714	0
Company Contributions to Supplemental Plan and 401(k) Plan ($) (A)	217,656	84,923	481,058	44,817	32,901	14,750
Airplane Usage ($) (B)	6,095	0	0	0	0	0
Other($)(C)	0	0	20,851	0	0	3,124,957
Total	224,627	86,685	504,329	44,817	33,615	3,139,707

(A)	Under the Supplemental Plan, in 2015 we matched an amount equal to 50% of the executive’s contribution for Messrs. Voorhees, Dickson, Chalovich and Porter. In 2016, the executives received a match of 100% of the first 5% of the executive’s contributions and an additional contribution of 2.5% of salary and non-equity incentive plan compensation. Additionally, we contributed designated amounts to Mr. Porter’s individual retirement account. Certain amounts disclosed in this row are also disclosed in the table below titled “Nonqualified Deferred Compensation Table.” As discussed below in the section titled “Retirement Plans — MWV Pension Plan,” in 2015, Messrs. Feeser and Beckler received the Retirement Plus Benefit in lieu of contributions to the 401(k) plan. See “— Retirement Plans — MWV Pension Plan.”
(B)	In accordance with SEC regulations, we report the use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.
(C)	For Mr. Porter, this amount includes $12,000 for Mr. Porter’s automobile allowance and $8,851 for tax gross-up payments related to our payment of his automobile allowance. For Mr. Beckler, this amount includes a tax equalization payment of $9,589, a payment for vacation not taken in a retirement year of $20,423, and a severance payment of $3,094,945, paid pursuant to the Severance Agreement (as defined below). See “Potential Payments upon Termination or Change in Control.”
(6)	Compensation information for Messrs. Chalovich and Feeser is provided only for fiscal 2016 because they were not NEOs in fiscal 2015 or fiscal 2014.

GRANTS OF PLAN-BASED AWARDS

The following table provides information as to the grants of plan-based awards to each NEO during fiscal 2016. This includes annual performance bonus awards under our annual executive bonus program - see “Compensation Elements — Compensation Discussion and Analysis — Compensation Elements — Annual Performance Bonus (STI)” - and LTI awards - see “Compensation Elements - Compensation Discussion and Analysis — Compensation Elements - Long-Term Incentives (LTI).”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Option Awards:	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options ($)(2)
Steven C. Voorhees		1,293,750	1,687,500	2,250,000
	2/2/2016							174,660	33.36	1,406,240
	2/2/2016				0	168,615	337,270			5,624,996
Ward H. Dickson		442,500	590,000	796,500
	2/2/2016							32,975	33.36	265,492
	2/2/2016				8,995	8,995	8,995			300,073
	2/2/2016				0	31,835	63,670			1,062,016
James B. Porter		581,250	775,000	1,046,250
	2/2/2016							50,055	33.36	403,008
	2/2/2016				0	48,320	96,640			1,611,955
Robert A. Feeser		308,550	448,800	589,050
	2/2/2016							27,870	33.36	224,390
	2/2/2016				0	26,905	53,810			897,551
Jeffrey W. Chalovich		291,500	424,000	556,500
	2/2/2016							19,750	33.36	159,013
	2/2/2016				0	19,065	38,130			636,008
Robert K. Beckler		72,466	144,932	289,864
	2/2/2016							32,975	33.36	265,492
	2/2/2016				0	31,835	63,670			1,062,016

(1)	These columns represent restricted stock grants made to the NEOs under the 2016 Incentive Stock Plan on February 2, 2016, which vest as described under “Compensation Matters - Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives.”
(2)	The stock options granted to the NEOs on February 2, 2016 have a 10-year term and vest as described under “Compensation Matters - Compensation Discussion and Analysis — Compensation Elements - Long-Term Incentives.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control, death, disability and retirement). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes stock-based compensation awards outstanding as of September 30, 2016. The following table provides information concerning unexercised options, and other stock-based awards that have not vested, and equity incentive plan awards for each NEO outstanding as of the end of fiscal 2016. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of fiscal 2016 by the number of shares of stock or the amount of equity incentive plan awards, respectively. Shares and option exercise prices adjusted for the Ingevity spin transaction.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
Steven C. Voorhees	22,394	0	0	16.06	5/10/2017
	49,267	0	0	13.00	3/19/2018
	44,788	0	0	11.81	3/18/2019
	21,274	0	0	19.07	1/29/2020
	15,899	0	0	30.66	2/28/2021
	2,015	0	0	27.72	7/20/2021
	26,033	0	0	28.31	2/01/2022
	20,781	0	0	35.64	1/25/2023
	47,833	0	0	45.32	1/31/2024
	0	7,210	0	57.97	1/30/2025
	24,099	40,989	0	56.05	1/30/2025
	0	195,567	0	29.80	2/2/2026
						152,921	7,413,610	281,821	13,662,682
Ward H. Dickson	10,480	0	0	45.32	1/31/2024
	0	1,514	0	57.97	1/30/2025
	4,463	7,411	0	56.05	1/30/2025
	0	36,922	0	29.80	2/2/2026
						52,134	2,527,456	52,648	2,552,375
James B. Porter	14,930	0	0	15.97	8/01/2018
	25,753	0	0	19.07	1/29/2020
	19,202	0	0	30.66	2/28/2021
	4,422	0	0	27.72	7/20/2021
	34,262	0	0	28.31	2/01/2022
	26,514	0	0	35.64	1/25/2023
	20,804	0	0	45.32	1/31/2024
	0	2,960	0	57.97	1/30/2025
	7,003	11,046	0	56.05	1/30/2025
	0	56,046	0	29.80	2/2/2026
						66,126	3,205,788	79,951	3,876,024

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
Robert A. Feeser(5)	23,670	0	0	31.87	2/26/2017
	29,972	0	0	26.99	2/25/2018
	67,755	0	0	9.02	2/23/2019
	37,895	0	0	23.65	2/22/2020
	30,677	0	0	29.14	2/28/2021
	37,747	0	0	31.30	6/25/2022
	23,014	0	0	38.44	2/25/2023
	31,956	0	0	41.11	2/24/2024
	3,165	0	0	62.71	2/23/2025
	3,440	13,210	0	56.05	2/23/2025
	0	31,206	0	29.80	2/2/2026
						25,859	1,253,644	44,064	2,136,223
Jeffrey W. Chalovich	11,868	0	0	11.81	3/18/2019
	5,430	0	0	19.07	1/29/2020
	4,030	0	0	30.66	2/28/2021
	615	0	0	27.72	7/20/2021
	6,270	0	0	28.31	2/01/2022
	8,666	0	0	35.64	1/25/2023
	6,942	0	0	45.32	1/31/2024
	0	1,059		57.97	1/30/2025
	2,720	4,384	0	56.05	1/30/2025
	0	22,114	0	29.80	2/2/2026
						22,217	1,077,080	31,517	1,527,944
Robert K. Beckler(5)	7,247	0	0	30.61	3/30/2017
	9,686	0	0	26.99	2/25/2018
	26,760	0	0	9.02	2/23/2019
	20,021	0	0	23.65	2/22/2020
	16,684	0	0	29.14	2/28/2021
	21,146	0	0	31.30	7/5/2021
	14,955	0	0	38.44	7/5/2021
	34,611	0	0	41.11	7/5/2021
	3,429	0	0	62.71	7/5/2021
	18,038	0	0	56.05	7/5/2021
	0	36,922	0	29.80	2/2/2022
						0	0	36,705	1,779,458

(1)	Vesting dates of unvested stock option awards are as follows, as of September 30, 2016: Mr. Voorhees — 24,099 on January 30, 2017, 65,189 on February 2, 2017, 24,100 on January 30, 2018, 65,189 on February 2, 2018 and 65,189 on February 2, 2019; Mr. Dickson — 4,463 on January 30, 2017, 12,308 on February 2, 2017, 4,462 on January 30, 2018, 12,307 on February 2, 2018 and 12,307 on February 2, 2019; Mr. Chalovich —2,720 on January 30, 2017, 7,372 on February 2, 2017, 2,723 on January 30, 2018, 7,371 on February 2, 2018 and 7,371 on February 2, 2019; Mr. Feeser — 10,402 on February 2, 2017, 6,605 on February 23, 2017, 10,402 on February 2, 2018, 6,605 on February 23, 2018 and 10,402 on February 2, 2019; Mr. Porter — 7,003 on January 30, 2017, 18,682 on February 2, 2017, 7,003 on January 30, 2018, 18,682 on February 2, 2018 and 18,682 on February 2, 2019; and Mr. Beckler — 12,308 on February 2, 2017, 12,307 on February 2, 2018 and 12,307 on February 2, 2019.
(2)	The numbers of shares reported for the restricted stock grants and stock units other than certain grants made to Mr. Dickson on February 2, 2016 and September 16, 2013, were granted subject to performance conditions; however, in connection with the Combination, the applicable performance conditions were deemed satisfied at the levels described below, and the awards currently remain subject only to service conditions. Excluding Mr. Feeser, the number of shares reported for the stock grants made on January 31, 2014 and March 9, 2015 reflect the actual number of awards that converted to service-based awards at 176.6% and 146.5%, respectively, on the effective date of the Combination. For Mr. Feeser, the number of shares reported in this column for the restricted stock grants made prior to the Combination on February 24, 2014 and February 23, 2015 reflect the actual number of shares that converted to service-based awards at 100% and 168%, respectively, on the effective date of the Combination. The vesting dates of unvested stock grants and stock units are as follows: Mr. Voorhees — 136,973 on January 31, 2017 and 15,948 on January 30, 2018; Mr. Dickson — 30,017 on January 31, 2017, 3,457 on February 2, 2017, 8,397 on September 16, 2017, 3,349 on January 30, 2018, 3,457 on February 2, 2018 and 3,457 on February 2, 2019; Mr. Chalovich — 19,873 on January 31, 2017 and 2,344 on January 30, 2018; Mr. Feeser — 21,920 on February 24, 2017 and 3,939 on February 23, 2018; and Mr. Porter — 59,578 on January 31, 2017 and 6,548 on January 30, 2018. Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares disclosed. The performance conditions for the restricted stock grants and stock units made in fiscal 2016 are described under “Compensation Matters - Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives.”
(3)	Based on the closing sale price of $48.48 for our Common Stock on September 30, 2016, the last trading date of our fiscal year, as reported on the NYSE.
(4)	The numbers of shares reported for the restricted stock grants and stock units made on February 2, 2016 and August 5, 2015 is based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met at target, the vesting dates of unearned and unvested stock grants and stock units are as follows: Mr. Voorhees — 87,405 on January 30, 2018 and 194,416 on February 2, 2019; Mr. Dickson — 15,942 on January 30, 2018 and 36,706 on February 2, 2019; Mr. Chalovich — 9,535 on January 30, 2018 and 21,982 on February 2, 2019; Mr. Feeser — 13,042 on February 23, 2018 and 31,022 on February 2, 2019; Mr. Porter — 24,238 on January 30, 2018 and 55,713 on February 2, 2019; and Mr. Beckler — 36,705 on February 2, 2019. Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares disclosed. The performance conditions for the restricted stock grants and stock units made in fiscal 2016 are described under “Compensation Matters - Compensation Discussion and Analysis — Compensation Elements — Long-Term Incentives.”
(5)	Messrs. Beckler’s and Feeser’s awards, other than those granted on February 2, 2016 and August 5, 2015, were granted by MWV, but were assumed by WestRock and converted into WestRock awards in connection with the Combination.

VALUE REALIZED FROM STOCK OPTIONS AND STOCK APPRECIATION AWARDS

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2016 for each NEO on an aggregated basis. In some cases, this includes the vesting of performance stock, which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven C. Voorhees	13,400	205,489	79,360	2,548,250
Ward H. Dickson	0	0	8,398	400,753
James B. Porter III	0	0	73,920	2,373,571
Robert A. Feeser	0	0	14,344	465,032
Jeffrey W. Chalovich	0	0	24,200	777,062
Robert K. Beckler	0	0	48,035	1,736,144

(1)	Calculated based on the closing sale price of the Common Stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information with respect to all of our equity compensation plans as of September 30, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)(#) (c)
Equity compensation plans approved by security holders:
2016 Incentive Stock Plan(1)	1,377,935	29.84	7,911,364
2004 Incentive Stock Plan(1)	1,778,023	34.98	3,334,138
RockTenn (SSCC) Equity Incentive Plan(2)	132,462	17.84	5,855,993
2005 Performance Incentive Plan(1)	4,777,396	28.07	8,679,609
2016 Employee Stock Purchase Plan	0	0	2,753,084
Equity compensation plans not approved by security holders	0	0	0

(1)	Our stockholders approved the 2016 Incentive Stock Plan on February 2, 2016. We will not make additional grants of awards under either of the 2004 Incentive Stock Plan or the 2005 Performance Incentive Plan.
(2)	In connection with our acquisition of Smurfit-Stone, we assumed the Smurfit-Stone Equity Incentive Plan, which was renamed the RockTenn (SSCC) Equity Incentive Plan. The shares available for issuance, stock options and unvested restricted stock units outstanding at the time of our acquisition of Smurfit-Stone under that plan were converted into shares of our Common Stock and options and restricted stock units, as applicable, with respect to shares of our Common Stock using the conversion factor as described in the Agreement and Plan of Merger by and among RockTenn, SAM Acquisition, LLC and Smurfit-Stone Container Corporation, dated January 23, 2011. We will not make additional grants of awards under the RockTenn (SSCC) Equity Incentive Plan.

RETIREMENT PLANS

WestRock Company Consolidated Pension Plan

Effective July 2, 2015, the RockTenn Pension Plan and MWV Pension Plan merged into the WestRock Company Consolidated Pension Plan (the “Pension Plan”). Mr. Voorhees participated in the legacy RockTenn portion of the Pension Plan’s defined benefit plan for former RockTenn salaried and nonunion hourly employees. We refer to the Pension Plan as it applies to former RockTenn employees as the “RockTenn Pension Plan”. The Compensation Committee determined that there would be no future pension accruals under the RockTenn Pension Plan for any salaried or nonunion hourly participant after December 31, 2015.

Mr. Voorhees will receive a benefit at retirement equal to the sum of (1) the benefit accrued from the date of hire through February 28, 2005, under the benefit formula in effect during that period, and (2) the benefit accrued under the 2005 benefit formula between March 1, 2005 and December 31, 2015.

The Pension Plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan as described below.

MWV Pension Plan

Messrs. Feeser and Beckler participated in the legacy MWV portion of the Pension Plan. We refer to the Pension Plan as it applies to former MeadWestvaco employees as the “MWV Pension Plan.” The MWV Pension Plan is a qualified retirement plan that covered all salaried employees of the Company who were employees of MeadWestvaco before the Combination.

Effective January 1, 2015, MeadWestvaco added a supplemental cash balance benefit to the MWV Pension Plan (the “Retirement Plus Benefit”) for all salaried employees, which was funded by Company contributions equal to 4% of each participant’s eligible compensation, which contributions are made in lieu of contributions to the participants’ 401(k) plans. The Retirement Plus Benefit terminated effective December 31, 2015 for all participants of the MWV Pension Plan.

The Compensation Committee determined that there would be no further pension accruals under other components of the MWV Pension Plan for salaried and nonunion hourly employees after December 31, 2015, unless, on December 31, 2015, a participant is at least age 50 years old and the sum of his or her age and service equal at least 75, in which case pension benefits under the MWV Pension Plan will continue to accrue for 5 additional years to December 31, 2020, or earlier upon such participant’s termination of employment with the Company. Mr. Feeser qualifies for this additional accrual period under the MWV Pension Plan. However, due to adjustments required to pass non-discrimination testing, Mr. Feeser ceased to accrue benefits under the WestRock qualified plan as of September 30, 2016 but will continue to accrue a benefit under the MWV Restoration Plan until December 31, 2020, or his termination, if earlier. Mr. Beckler ceased accruing pension benefits under the MWV Pension Plan upon his retirement on July 5, 2016.

No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $255,000 for calendar year 2013, was $260,000 for calendar year 2014, was $265,000 for 2015 and will be $265,000 for 2016.

The SERP

Our Supplemental Executive Retirement Plan (the “SERP”) was designed to supplement a participant’s benefit under the RockTenn Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum to participants whose employment with the Company is terminated. The Compensation Committee had determined who participated in the SERP and the benefit level for such participant. Nine active employees participated in the SERP, including Mr. Voorhees, who is the only currently employed NEO who participated in the SERP.

Two benefit levels were in use during fiscal 2016. Benefit level 2 is based on a participant’s base salary and bonus paid. Mr. Voorhees participates in the SERP at benefit level 2. No benefit will be paid to a participant if he or she is not eligible for a vested benefit under the RockTenn Pension Plan. No additional benefits accrue under the SERP after December 31, 2015.

MWV Retirement Restoration Plan and MWV Executive Retirement Plan

Mr. Feeser participates in a non-qualified retirement restoration plan (the “Retirement Restoration Plan”) that mirrors the benefits provided under the MWV Pension Plan following the same formulas but recognizing compensation in excess of the limits set forth under the Code limit as described above. Benefits under this plan attributable to the Final Average Pay Benefit are payable in a lump sum option and annuity form. The lump sum option is only available for those benefits that were earned under the Legacy Mead Lump-Sum Eligible Benefit. The Legacy Mead Lump-Sum Eligible Benefit was frozen December 31, 2002. Consistent with the qualified plan, there have been no, and will be no, further accruals after December 31, 2015, unless, as above noted above, on December 31, 2015, a participant had turned at least age 50 and the sum of his or her age and service had equaled at least 75. Mr. Feeser qualifies for this additional accrual period. Mr. Beckler’s benefits under this plan which are attributable to the Final Average Pay Benefit are payable only as an annuity. Benefits under this plan attributable to the Retirement Plus Benefit are payable in lump sum form only.

Mr. Feeser also participated in the MWV Executive Retirement Plan (“MERP”), a non-qualified supplemental executive retirement plan. The MERP follows the benefit formula and vesting schedule under the Company’s qualified retirement plan described above, but recognizes additional service equal to .75 year of credited service for each year of actual service completed up to a maximum number of years equal to his age at hire minus 30.

Generally, plan benefits are payable in annuity form and are subject to reduction for early retirement. In the case of an executive whose service and age equal 80, the reduction for early payment is reduced.

The following table illustrates the actuarial present value as of September 30, 2016 of benefits accumulated by the NEOs under the Pension Plan, the SERP, the Executive Retirement Plan and the Retirement Restoration Plan using the methodology required by the SEC pursuant to the Financial Accounting Standards Board’s Accounting Standard’s Codification 715, “Compensation — Retirement Benefits,” at the earliest unreduced retirement age under the plan.

PENSION BENEFITS TABLE FOR FISCAL 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven C. Voorhees	WestRock Company Consolidated Pension Plan	16.08	494,991	0
	RockTenn Supplemental Executive Retirement Plan	16.08	1,660,301	0
Ward H. Dickson(2)	—	—	—	—
James B. Porter(2)	—	—	—	—
Robert A. Feeser	WestRock Company Consolidated Pension Plan	29.33	1,226,545	0
	MeadWestvaco Retirement Restoration Plan and Executive Retirement Plan	29.33	4,640,735	0
Jeffrey W. Chalovich (2)	—	—	—	—
Robert K. Beckler	WestRock Company Consolidated Pension Plan	29.08	1,317,017	0
	MeadWestvaco Retirement Restoration Plan	29.08	2,918,953	0

(1)	The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65, and age 62 for Mr. Feeser and actual retirement age for Mr. Beckler, were determined as of the end of the fiscal year using compensation data through September 30 or termination date for Mr. Beckler and includes bonuses for fiscal 2016 paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until age 65 and then retire, with the exception of Messrs. Feeser and Beckler which assumes a retirement age of 62. The discount rates used as of September 30, 2016 were 4.04% (for the Pension Plan), 2.98% (for the SERP), and 4.04% for the Retirement Restoration Plan. The lump sum rate (SERP only) used as of September 30, 2016 was 1.60%. The lump sum mortality table (SERP only) used as of September 30, 2016 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality assumptions used as of September 30, 2016 were based on the adjusted Society of Actuaries RP-2014 Annuitant table and a future mortality improvement scale based on the Social Security Administration’s data and assumptions. The RP-2014 table was adjusted to substitute the Social Security Administration mortality improvement assumptions after 2012, to reflect white collar life expectancies, and to reflect that WestRock’s white collar male and female populations have 106% and 112% higher mortality experience, respectively, than otherwise expected using these assumptions.
(2)	Messrs. Dickson, Chalovich and Porter do not participate in the Pension Plan, the SERP, MERP or the Retirement Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2016.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2016. We also make matching contributions or profit sharing contributions to our qualified 401(k) plans, but those plans are tax qualified and, therefore, we do not include our contributions to them in this table. We include our matches to all plans in the table titled “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table” above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2016, including interest and dividends paid at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2016.

Nonqualified Deferred Compensation Table for Fiscal 2016

Name	Executive Contributions in Last Fiscal Year ($) (1)(2)	Registrant Contributions in Last Fiscal Year($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Steven C. Voorhees	160,770	204,406	130,669	0	1.689.607
Ward H. Dickson	205,879	71,673	20,453	0	445,739
James B. Porter	100,831	467,808	499,447	0	4,019,579
Robert A. Feeser	76,150	31,567	366,471	0	5,060,868
Jeffrey W. Chalovich	7,673	19,651	19,006	0	200,339
Robert K. Beckler	54,225	1,500	44,218	0	401,406

(1)	Each NEO may defer up to 75% of his salary, and separately, he may defer up to 75% of his bonus pursuant to the Supplemental Plan.
(2)	These amounts represent contributions earned in fiscal 2016 by the applicable NEO.
(3)	Effective January 1, 2016, we match an amount equal to 100% of the first 5% of the executive’s contribution. Messrs. Voorhees, Dickson and Chalovich receive an additional employer contribution of 2.5% of pay in excess of IRC limits. We make additional contributions on behalf of Mr. Porter under the individual retirement accounts. Prior to January 1, 2016, each NEO was covered under the legacy deferred compensation plans that were effective for MeadWestvaco and Rock Tenn. Certain amounts disclosed are also disclosed for fiscal 2016 in “All Other Compensation Table” included in footnote 5 of the table titled “Summary Compensation Table”. The amounts disclosed in the two tables do not correspond because this table discloses only contributions earned under the Supplemental Plan in fiscal 2016, and the amounts disclosed for fiscal 2016 in the other table includes contributions earned in fiscal 2016 under the 401(k) Plan.
(4)	The amounts in this column are calculated by adding the amounts set forth in each of the first four columns of this table for each NEO to the applicable NEO’s aggregate balance as of the end of fiscal 2016.

WestRock Company Deferred Compensation Plan

The WestRock Company Deferred Compensation Plan, effective January 1, 2016, is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Deferred Compensation Plan has a match and an automatic employer contribution. The executive can make separate elections for deferral of base pay and for their bonus. We contribute a matching amount to each participant’s account maintained under the plan equal to 100% of the first 5% of the participant’s contributions of both base pay and bonus. In addition, we contribute an additional 2.5% of the executive’s pay if they are not continuing to accrue pension benefits or covered by an individual retirement account. These contributions are deposited to the executives account after the end of the calendar year. The matching contributions and the additional contributions earned as of September 30,2016, but not yet deposited, are reflected in the table above.

Effective July 20, 2011, the Compensation Committee authorized an amendment to the Supplemental Plan to provide for additional retirement contributions for designated executive officers. In connection with the amendment, Mr. Porter was designated to receive the additional contributions established as individual retirement accounts in the Supplemental Plan. Mr. Porter’s contribution amount is $400,000 per year effective as of May 27, 2011. Contributions are deemed contributed in substantially equal installments each semi-monthly pay period, prorated for partial pay periods on a daily basis. Contributions will end at separation of service.

Amounts deferred and payable under the Deferred Compensation Plan (the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each Obligation will be payable on a date selected by the executive pursuant to the terms of the Deferred Compensation Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Deferred Compensation Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are in our view comparable to investment alternatives commonly available under 401(k) retirement savings plans

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a reduction in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table and in accordance with SEC regulations, except for Mr. Beckler, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing sale price on the NYSE as of that date of $48.48. For Mr. Beckler, the disclosure in the following table is made as of July 5, 2016, which was the effective date of his retirement from our Company. The closing sale price on the NYSE of our Common Stock on July 5, 2016 was $37.04.

Severance

See “Compensation Matters - Compensation Discussion and Analysis — Other Compensation Practices and Policies – Employment Agreements and Change in Control Agreements” for information related to severance and change in control payments applicable to Messrs. Chalovich, Feeser and Porter. In connection with his retirement in July 2016, Mr. Beckler received payments in accordance with his change of control agreement and as described in the section referenced above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR FISCAL 2016

Name	Benefit	Before Change in Control, Termination w/o Cause ($)(1)	After Change in Control, Termination w/o Cause ($)	Termination With Cause/ Resignation w/o Good Reason ($)	Death or Disability ($)	Change in Control ($)
Steven C. Voorhees	Severance	0	0	0	0	0
	Accelerated Vesting of Stock Options(2)	0	3,653,192	0	3,653,192	3,653,192
	Accelerated Vesting of Restricted Stock(3)	0	21,076,292	0	21,076,292	0
	SERP(4)	1,656,793	1,656,793	1,656,793	1,656,793	0
	Total value:	1,656,793	26,386,277	1,656,793	26,386,277	3,653,192
Ward H. Dickson	Severance	0	0	0	0	0
	Accelerated Vesting of Stock Options(2)	0	689,703	0	689,703	689,703
	Accelerated Vesting of Restricted Stock(3)	0	5,079,831	0	5,079,831	0
	Total value:	0	5,769,534	0	5,769,534	689,703
James B. Porter	Severance	389,618	389,618	0	0	0
	Accelerated Vesting of Stock Options(2)	0	1,046,939	0	1,046,939	1,046,939
	Accelerated Vesting of Restricted Stock(3)	0	7,081,812	0	7,081,812	0
	Total value:	389,618	8,518,369	0	8,128,751	1,046,939
Robert A. Feeser	Severance	3,751,562	3,751,562	0	0	0
	Accelerated Vesting of Stock Options(2)	0	582,928	0	582,928	582,928
	Accelerated Vesting of Restricted Stock(3)	0	3,389,867	0	3,389,867	0
	RRP(5)	4,695,984	6,816,303	4,695,984	3,560,346	0
	Total value:	8,447,546	14,540,660	4,695,984	7,533,141	582,928
Jeffrey W. Chalovich	Severance	544,759	544,759	0	0	0
	Accelerated Vesting of Stock Options(2)	0	413,090	0	413,090	413,090
	Accelerated Vesting of Restricted Stock(3)	0	2,605,024	0	2,605,024	0
	Total value:	544,759	3,562,873	0	3,018,114	413,090

Name	Benefit	Before Change in Control, Termination w/o Cause ($)(1)	After Change in Control, Termination w/o Cause ($)	Termination With Cause/ Resignation w/o Good Reason ($)	Death or Disability ($)	Change in Control ($)
Robert K. Beckler	Severance	0	3,094,945	0	0	0
	Accelerated Vesting of Stock Options(2)	0	689,703	0	0	0
	Accelerated Vesting of Restricted Stock(3)	0	3,333,323	0	0	0
	RRP(5)	0	0	0	0	0
	Total value:	0	7,117,971	0	0	0

(1)	The numbers contained in this column contemplate that a change in control had occurred as of September 30, 2016 because the Combination constituted a change in control of each of MWV and RockTenn.
(2)	The calculation of the value of accelerated vesting of stock options is based upon the closing sale price of $48.48 of our Common Stock on the NYSE on September 30, 2016, the last trading day of our fiscal year for all of our NEOs. The exercise prices of the NEOs’ stock options used to make these calculations are $29.80 per share of the NEOs’ stock options granted on February 2, 2016 as adjusted for the Ingevity spin-off transaction.
(3)	The calculation of the value of accelerated vesting of restricted stock is based on the closing sale price of $48.48 of our Common Stock on the NYSE on September 30, 2016, the last trading day of our fiscal year for all of our NEOs multiplied by the number of shares that would have vested on September 30, 2016 for each NEO upon the occurrence of the specified events, except with respect to certain grants for Mr. Beckler for which we used the closing sale price of $37.04 of our Common Stock on the NYSE on July 5, 2016, his retirement date. Excluding Mr. Feeser, the number of shares reported in these rows for the stock grants made on January 31, 2014 and March 9, 2015 reflect the actual number of shares that converted into service-based awards at 176.6% and 146.5%, respectively, on the effective date of the Combination. For Mr. Feeser, the number of shares reported in this column for the stock grants made prior to the Combination on February 24, 2014 and February 23, 2015 reflect the actual number of shares that converted into service-based awards at 100% and 168%, respectively, on the effective date of the Combination. Upon a change in control, the restricted stock awards granted to the named executive officers in fiscal 2016 will vest as described above in the section titled “Compensation Matters - Compensation Discussion and Analysis — Compensation Elements - Long-Term Incentives”.
(4)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2016. These benefit payments were based on the accrued benefits at September 30, 2016 and were converted to lump sum amounts using a rate of 1.78%. Mr. Voorhees is the only NEO who is eligible for the SERP.
(5)	Mr. Beckler and Mr. Feeser participate in the Retirement Restoration Plan, which is referred to as “RRP” above. Mr. Feeser participates in the MeadWestvaco Corporation Executive Retirement Plan which is referred to as “MERP”

AUDIT MATTERS

ITEM 4. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

What am I voting on? The Board is asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.

Voting Recommendation: FOR the ratification of our independent registered public accounting firm.

Vote Required: An affirmative vote requires the majority of shares present in person or represented by proxy and entitled to vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of seven independent directors. The Board has determined that all Audit Committee members are “financially literate” within the meaning of the NYSE Standards and that each of Ms. Martore and Messrs. Bernlohr, Crews, Nevels and Powers qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

The Audit Committee met eight times during fiscal 2016. These meetings included periodic executive sessions with our independent registered public accounting firm, our internal auditor and management. During fiscal 2016, the Audit Committee was updated no less than quarterly on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP, our independent registered public accounting firm for fiscal 2016, is responsible for expressing opinions that (a) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (b) we maintained, in all material respects, effective internal control over financial reporting as of September 30, 2016.

In this context, the Audit Committee has:

•	reviewed and discussed the audited financial statements for the year ended September 30, 2016 with management,

•	discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and

•	received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditor its independence.

Based on the reviews and discussion described in this report, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC.

Gracia C. Martore, Chairman

Timothy J. Bernlohr

J. Powell Brown

Terrell K. Crews

Russell Currey

James E. Nevels

Timothy H. Powers

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents (in thousands of dollars) the aggregate fees billed in each of the last two fiscal years for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates.

	2016 ($)(4)	2015 ($)(4)
Audit fees(1)	10,706	11,102
Audit-related fees(2)	681	350
Tax fees(3)	6,249	2,511
All other fees	–	–
Total fees paid to auditor	17,636	13,963

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill its responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees. For fiscal 2016, these fees primarily related to audit services provided for certain “carve-out” audits, audits required under joint venture agreements and due diligence services. For fiscal 2015, these fees primarily related to due diligence services and audits of employee benefit plans.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice and transfer pricing services, as well as tax fees incurred in connection with the spin-off of our specialty chemicals business.

(4)	All such audit fees, audit-related fees and tax fees were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring pre-approval of audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm. The following services have been pre-approved pursuant to the policy:

•	work associated with registered or unregistered securities offerings;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that is not required for the audit under the Exchange Act;

•	attest services;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC, FASB and other regulatory agencies and professional standard setting bodies;
•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory bodies;

•	access to EY’s internet-based accounting and reporting resources;

•	assistance with understanding our internal control review and reporting obligations;

•	review of information systems security and controls;

•	preparation and/or review of tax returns and related tax services;

•	international tax planning; and

•	general federal, state and international tax planning and advice.

All other audit, audit-related and non-audit services must be specifically pre-approved by the Audit Committee or its Chairman. Engagements for our annual audit and quarterly reviews required under the Exchange Act are pre-approved annually, and the nature and dollar value of these services are periodically reviewed with the Audit Committee.

The independent registered public accounting firm and management report to the Audit Committee periodically regarding the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services are within the limits approved by the Audit Committee.

OTHER IMPORTANT INFORMATION

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table lists information, as of December 2, 2016, about the number of shares of Common Stock beneficially owned by (i) each NEO, (ii) each director and director nominee, (iii) directors and executive officers as a group and (iv) any person known to us to be the beneficial owner of more than 5% of our Common Stock. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.

Name of Beneficial Owner	Total Number of Shares of Common Stock Beneficially Owned (#)(1)	Percent of Outstanding Common Stock (%)(2)
Steven C. Voorhees	953,656 (3)	*
Ward H. Dickson	68,494(4)	*
James B. Porter III	260,826(5)	*
Robert A. Feeser	402,208 (6)	*
Jeffrey W. Chalovich	69,134 (7)	*
Robert K. Beckler	215,088 (8)	*
Timothy J. Bernlohr	21,595	*
J. Powell Brown	38,900 (9)	*
Michael E. Campbell	52,180 (10)	*
Terrell K. Crews	21,452	*
Russell M. Currey	942,326 (11)	*
G. Stephen Felker	83,420	*
L.L. Gellerstedt III	65,728 (12)	*
John A. Luke, Jr	2,935,274 (13)	1.16
Gracia C. Martore	15,756 (14)	*
James E. Nevels	7,032 (15)	*
Timothy H. Powers	42,366 (16)	*
Bettina M. Whyte	43,486 (17)	*
Alan D. Wilson	17,600 (18)	*
All director nominees and executive officers as a group (23 persons including Jennifer Graham-Johnson, A. Stephen Meadows and Robert B. McIntosh)	6,811,915 (19)	2.68
FMR LLC, 245 Summer Street, Boston, MA 02210	29,429,665 (20)	11.45
The Vanguard Group, Inc., PO Box 2600, V26, Valley Forge, PA 19482-2600	22,009,887 (21)	8.56
State Street Corp., One Lincoln Street, Boston, MA 02111	16,253,298 (22)	6.30
BlackRock Inc., 55 East 52nd Street, New York, NY 10055	18,838,540 (23)	7.30

*	Less than 1%.
(1)	Under SEC rules, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them. See “Compensation Matters – Executive Compensation – Outstanding Equity Awards at Fiscal Year-End Table” for more information concerning outstanding equity awards to our NEOs and “Board and Governance Matters – Director Compensation – Director Compensation Summary” for more information concerning outstanding equity awards to our directors.
(2)	Based on 250,521,036 shares of Common Stock issued and outstanding as of December 2, 2016, plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to January 31, 2017 (60 days after December 2, 2016).
(3)	Share balance includes (i) 136,973 shares of restricted stock beneficially owned by Mr. Voorhees that will vest January 31, 2017 and (ii) 298,482 shares issuable upon exercise of stock options beneficially owned by him.
(4)	Share balance includes (i) 30,017 shares of restricted stock beneficially owned by Mr. Dickson that will vest January 31, 2017 and (ii) 19,406 shares issuable upon exercise of stock options beneficially owned by him.
(5)	Share balance includes (i) 59,578 shares of restricted stock beneficially owned by Mr. Porter that will vest January 31, 2017 (ii) 159,893 shares issuable upon exercise of stock options beneficially owned by Mr. Porter and (iii) 41,223 shares deemed beneficially owned by Mr. Porter as trustee of a joint trust for the benefit of his wife and him.
(6)	Share balance includes (i) 11,947 shares deemed beneficially owned by Mr. Feeser as trustee of a trust for the benefit of his spouse, (ii) 24,368 shares held in the WestRock Company 401(k) Retirement Savings Plan; (iii) 6,329 shares held in the MeadWestvaco Corporation Deferred Income Plan and (iv) 289,291 shares issuable upon exercise of stock options beneficially owned by him.

(7)	Share balance includes (i) 19,873 shares of restricted stock beneficially owned by Mr. Chalovich that will vest January 31, 2017 and (ii) 49,261 shares issuable upon exercise of stock options beneficially owned by him.
(8)	Share balance includes 4,230 shares of restricted stock, 156,995 stock options and 14,011 shares of restricted stock to be released in January 2017. Mr. Beckler is no longer employed with the Company.
(9)	Share balance includes (i) 27,735 shares held in a joint ownership investment account with Mr. Brown’s spouse and (ii) 230 shares held by his son.
(10)	Share balance includes (i) 45,435 share units representing the same number of shares of Common Stock (“DSUs”) beneficially owned by Mr. Campbell and granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors and the 2005 Performance Incentive Plan. The rights of each applicable former MWV director with respect to these stock units are vested at all times, and distributions of the DSUs are required to be made in Common Stock on the earliest practicable date following the end of the calendar quarter in which the applicable director’s membership on the Board is terminated and (ii) 4,486 shares held in the Deferred Compensation Plan.
(11)	Share balance includes (i) 85,616 shares deemed beneficially owned by Mr. Currey as trustee of a trust for the benefit of his mother, (ii) 185,932 shares beneficially owned by Mr. Currey that are owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president and (iii) 569,565 shares owned by Mr. Currey’s father for which Mr. Currey is the proxy agent.
(12)	Share balance includes (i) 146 shares held by Mr. Gellerstedt’s daughter and (ii) 4,486 shares held in the Deferred Compensation Plan, which pursuant to the Deferred Stock Plan will be paid or distributed within 90 days after March 31, 2017.
(13)	Share balance includes (i) 2,269 shares held by Mr. Luke’s spouse, (ii) 7,064 shares held by Mr. Luke’s son, (iii) 140,680 shares held in a family trust, (iv) 34,672 shares held in the WestRock Company 401(k) Retirement Savings Plan and (v) 2,101,815 shares issuable upon exercise of stock options beneficially owned by him.
(14)	Share balance includes (i) 10,235 DSUs beneficially owned by Ms. Martore and (ii) 4,486 shares held in the Deferred Compensation Plan.
(15)	Share balance includes 2,089 DSUs beneficially owned by Mr. Nevels.
(16)	Share balance includes (i) 36,065 DSUs beneficially owned by Mr. Powers and (ii) 4,486 shares held in the Deferred Compensation Plan.
(17)	Share balance includes 4,486 shares beneficially owned by Ms. Whyte held in the Deferred Compensation Plan.
(18)	Share balance includes (i) 12,079 DSUs beneficially owned by Mr. Wilson and (ii) 4,486 shares held in the Deferred Compensation Plan.
(19)	Ms. Graham-Johnson and Messrs. Meadows and McIntosh are executive officers. Share balance includes 3,256,355 shares issuable upon exercise of stock options beneficially owned by our director nominees and executive officers.
(20)	Based on a Schedule 13G filed on February 12, 2016, FRM has sole voting power over 1,372,144 of these shares and sole dispositive power over 29,429,665 of these shares.
(21)	Based on a Schedule 13G filed on February 11, 2016, Vanguard has sole voting power over 471,943 of these shares, sole dispositive power over 21,502,979 of these shares, shared voting power over 25,698 of these shares and shared dispositive power over 506, 908 of these shares.
(22)	Based on a Schedule 13G filed on February 16, 2016, State Street has shared voting power over 10,330,105 of these shares and shared dispositive power over 16,253,298 of these shares.
(23)	Based on a Schedule 13G filed on February 9, 2016, BlackRock has sole voting power over 16,175,666 of these shares and sole dispositive power over 18,838,540 of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of our records, we believe all reports required to be filed during fiscal 2016 pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except for Form 3s filed on September 20, 2016 for Messrs. Chalovich and Feeser, which were filed one day late.

ANNUAL REPORT ON FORM 10-K

We will provide without charge, at the written request of any stockholder of record as of the record date, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. Requests for copies of our Form 10-K should be mailed to: WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report at www.westrock.com.

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2018 ANNUAL MEETING

SEC rules permit stockholders to submit proposals for inclusion in our Proxy Statement and form of proxy if the stockholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s Proxy Statement, a stockholder proposal submitted in accordance with Rule 14a-8 must be received by us at our principal executive offices by no later than August 18, 2017.

Our Bylaws provide that any stockholder proposal, including director nominations, that is not submitted for inclusion in next year’s Proxy Statement under Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting of stockholders must be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In each case, the notice must include the information specified in our Bylaws. If the 2018 annual meeting is held more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the seventh day following the day on which public announcement of the date of such meeting is first made by us. Accordingly, to submit any such proposal, stockholders must submit the required notice no earlier than the close of business on September 29, 2017 and no later than the close of business on October 29, 2017, except as described above.

The mailing address of our principal executive offices is 501 South 5th Street, Richmond, Virginia 23219. Proposals should be addressed to the attention of the Corporate Secretary.

FREQUENTLY ASKED QUESTIONS REGARDING THE ANNUAL MEETING AND VOTING

When and where is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m. (local time) at the Westin Atlanta Perimeter North hotel located at 7 Concourse Parkway, Atlanta, Georgia 30328.

What is the purpose of the Annual Meeting?

Stockholders will vote at the Annual Meeting on the matters summarized in this Proxy Statement.

Why am I receiving these proxy materials?

You received these proxy materials because you are a Company stockholder and the Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under SEC rules and is designed to assist you in voting your shares.

What is included in these proxy materials? What is a Proxy Statement and what is a proxy?

The proxy materials for the Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our annual report. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote your shares, and that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Mr. Voorhees and Mr. Robert B. McIntosh, our General Counsel and Corporate Secretary, as proxies for the Annual Meeting.

What does it mean if I receive more than one notice, proxy materials email or proxy card?

It means you have multiple accounts with brokers and/or our transfer agent. You will need to vote separately with respect to each notice, proxy materials email or proxy card you receive.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Instead of mailing a printed copy of the proxy materials to each stockholder of record, the SEC permits us to furnish proxy materials by providing access to those documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. The notice instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting those materials.

Who may vote?

You may vote if you owned Common Stock as of the close of business on December 2, 2016, the record date.

How may I vote?

You may vote by any of the following methods:

•	Internet – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Phone – follow the instructions on your notice, proxy and/or voting instruction card or email notice.

•	Mail – complete sign and return the proxy and/or voting instruction card provided.

•	In Person – all registered stockholders may vote in person at the Annual Meeting. Beneficial holders may also vote in person at the Annual Meeting if they have a legal proxy.

When voting on proposals other than Proposal #3, you may vote “for” or “against” the item or you may abstain from voting. When voting on Proposal #3, you may vote for every “1 year,” “2 years,” “3 years” or you may abstain from voting. You are not entitled to appraisal or dissenters’ rights for any matter being voted on at the Annual Meeting.

Can I change my vote or revoke my proxy after I vote?

You may change your vote at any time before the polls close at the Annual Meeting by:

•	voting again by telephone or over the Internet prior to 11:59 p.m., E.T., on January 26, 2017,

•	giving written notice to our Corporate Secretary,

•	delivering a later-dated proxy or

•	voting in person at the Annual Meeting.

You may also revoke your proxy before it is voted at the Annual Meeting by using one of the methods listed above.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

What constitutes a quorum at the Annual Meeting, and why is a quorum required?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum. A quorum of stockholders is necessary to hold a valid meeting.

How many shares of Common Stock were outstanding on the record date?

250,521,036 shares.

What vote is required to approve each proposal?

Proposal	Vote Required	Abstentions	Broker Non-Votes Allowed
1. Election of Directors	Majority of votes cast	No effect	No
2. Say on Pay	Majority of shares present in person or represented by proxy and entitled to vote	Vote against	No
3. Say on Pay Frequency	The option of every “1 year,” “2 years” or “3 years” that receives the highest number of affirmative votes by those shares present in person or represented by proxy entitled to vote	Vote against	No
4. Ratification of Auditor	Majority of shares present in person or represented by proxy and entitled to vote	Vote against	Yes

Will any other business be conducted at the Annual Meeting?

Management is not aware of any items, other than those referred to in this Proxy Statement, that may properly come before the Annual Meeting.

What is the difference between holding shares as a “registered holder” and as a “beneficial holder”?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name with our transfer agent, you are a registered holder. If your shares are held in the name of a bank, brokerage or other nominee as custodian on your behalf, you are a beneficial holder.

What if I am a beneficial holder and do not give voting instructions to my broker?

As a beneficial holder, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote. Proposals #1, #2 and #3 are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial holders. Proposal #4 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial holders may vote on this proposal in their discretion.

What is householding?

Beneficial holders who share a single address may receive only one copy of the notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. This is known as householding. If any beneficial holder(s) sharing a single address wishes to discontinue householding and/or receive a separate copy of the notice or the proxy materials, as the case may be, or wish to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial holders wishes to receive a separate copy of the proxy materials, we will deliver them promptly upon written request to WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary.

When will the Company announce the voting results?

We will announce preliminary voting results at the Annual Meeting. We will report the final results on our website and in a current report on Form 8-K filed with the SEC.

www.westrock.com

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on January 27, 2017.

WESTROCK COMPANY	Meeting Information
	Meeting Type:	Annual Meeting

	For holders as of:	December 2, 2016

Date: January 27, 2017 Time: 9:00 AM

Location: Westin Atlanta Perimeter North
7 Concourse Parkway
Atlanta, Georgia 30328

Telephone: 770-395-3900
WESTROCK COMPANY 504 THRASHER STREET NORCROSS, GA 30071	You are receiving this communication because you hold shares in WestRock Company.

This notice is not a ballot or a form of proxy. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT	ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com

2) BY TELEPHONE:	1-800-579-1639

3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 13, 2017 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.
Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Voting Items

The Board of Directors recommends a vote FOR all director nominees, FOR proposals 2 and 4 and for 1 year on proposal 3:

1.	Election of Directors

	1a.	Timothy J. Bernlohr

	1b.	J. Powell Brown

	1c.	Michael E. Campbell

	1d.	Terrell K. Crews

	1e.	Russell M. Currey

	1f.	John A. Luke, Jr.

	1g.	Gracia C. Martore

	1h.	James E. Nevels

	1i.	Timothy H. Powers

	1j.	Steven C. Voorhees

	1k.	Bettina M. Whyte

	1l.	Alan D. Wilson

2.	Advisory Vote to Approve Executive Compensation.

3.	Advisory Vote on Frequency of Advisory Votes to Approve Executive Compensation.

4.	Ratification of Appointment of Ernst & Young LLP.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

WESTROCK COMPANY 504 THRASHER STREET NORCROSS, GA 30071

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by WestRock in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14962-P84209                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTROCK COMPANY
The Board of Directors recommends a vote FOR all director nominees, FOR proposals 2 and 4 and for 1 year on proposal 3:
1.	Election of Directors		For	Against	Abstain
	1a. Timothy J. Bernlohr		☐	☐	☐
	1b. J. Powell Brown		☐	☐	☐				For	Against	Abstain
	1c. Michael E. Campbell 1d. Terrell K. Crews		☐ ☐	☐ ☐	☐ ☐	2.	Advisory Vote to Approve Executive Compensation.	1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
	1e. Russell M. Currey 1f. John A. Luke, Jr. 1g. Gracia C. Martore		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	Advisory Vote on Frequency of Advisory Votes to Approve Executive Compensation.	☐	☐ For	☐ Against	☐ Abstain
	1h. James E. Nevels		☐	☐	☐	4.	Ratification of Appointment of Ernst & Young LLP.		☐	☐	☐
	1i. Timothy H. Powers		☐	☐	☐
	1j. Steven C. Voorhees 1k. Bettina M. Whyte		☐ ☐	☐ ☐	☐ ☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1l. Alan D. Wilson		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

E14963-P84209

WESTROCK COMPANY Annual Meeting of Stockholders January 27, 2017 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven C. Voorhees and Robert B. McIntosh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on January 27, 2017, at the Westin Atlanta Perimeter North, 7 Concourse Parkway, Atlanta, Georgia 30328, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees named in proposal 1, FOR proposals 2 and 4 and for 1 year on proposal 3. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of WESTROCK COMPANY that are held for such participants in the aforementioned Plans, when properly executed, the Trustee of such Plans will execute a proxy for such participants in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by the WestRock Company Retirement Plan Investment Committee or its designee.

For participants in the Ingevity Retirement Savings Plan: As to those shares of Common Stock of WESTROCK COMPANY that are held for such participants in the aforementioned Plan, when properly executed, the Trustee of such Plans will execute a proxy for such participants in substantially for set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If Broadridge does not receive your voting direction by 11:59 p.m. EDT on January 24, 2017, your shares will be voted in the same proportion as those shares that have been voted.

Continued and to be signed on reverse side